UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material Pursuant to §240.14a-12

CVR Energy, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
☑    No fee required.
☐    Fee paid previously with preliminary materials.
☐    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

April 19, 2023

To the Stockholders of CVR Energy, Inc.:

On behalf of our Board of Directors and management team, I am pleased to invite you to attend the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of CVR Energy, Inc. on Thursday, June 1, 2023, at 10:00 a.m. (Central Daylight Time). Once again, our Annual Meeting will be held via live webcast, which we believe not only increases efficiency and lowers costs, but also improves our stockholders’ ability to participate.

You will be able to attend, vote your shares electronically, and submit questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/CVI2023. Details on how to attend the Annual Meeting online and the business to be conducted are fully described in this Proxy Statement, which is available to stockholders online at www.proxyvote.com or by following the instructions set forth in the Notice of Internet Availability of Proxy Materials (the “Notice”) that you received.

CVR Energy, Inc. experienced record results in 2022 by remaining focused on our core Values of Safety, Environment, Integrity, Corporate Citizenship and Continuous Improvement. Highlights for the year included safe, reliable operations as demonstrated by continued year-over-year improvements in environmental, health and safety metrics and led by a 63 percent reduction in our total recordable incident rate compared to 2021. We were pleased to start the renewable diesel unit (“RDU”) at our Wynnewood refinery in April, which significantly reduced our Renewable Identification Number exposure in 2022 while helping to lower our carbon footprint. We also made substantial progress on our Coffeyville facilities’ relocation project and continue to evaluate a potential RDU for the refinery. In 2022, we launched our comprehensive plan to segregate our renewables business to align with our focus on decarbonization, which was completed on February 1, 2023. We continue to feel that we are uniquely qualified for this strategy due to the synergistic relationships between refining and renewables and our proximity to the farm belt. We continued to return value to stockholders for 2022, as demonstrated by the increase in our quarterly cash dividend to 50 cents for the fourth quarter, cumulative cash dividends declared of $5.30 per share for 2022, inclusive of special dividends, and a total shareholder return of 115 percent for the year. In addition, we were proud to publish our first public Environmental, Social & Governance (“ESG”) report for 2021 in 2022, available on www.CVREnergy.com. Details about these accomplishments, as well as other information you may need to make informed decisions about the matters on which you are being asked to vote, are included in this Proxy Statement and our Annual Report on Form 10-K. I encourage you to read both and to exercise your right to vote your shares.

Thank you for your investment in CVR Energy, Inc. and for your continuing support. I wish you and yours health and prosperity in 2023 and beyond.

Sincerely,

CVR Energy, Inc.

David L. Lamp
President and Chief Executive Officer

NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS

When:	Thursday, June 1, 2023, at 10:00 a.m. (Central Daylight Time)
Where:	Virtually via live webcast at www.virtualshareholdermeeting.com/CVI2023
Items of Business:
At the Annual Meeting, you will be asked to:
1.Proposal 1: Elect the six director nominees named in this Proxy Statement, each to serve a one-year term;
2.Proposal 2: Approve, on an advisory basis, our named executive officer compensation (“Say-on-Pay”);
3.Proposal 3: Recommend, on an advisory basis, the frequency of future Say-on-Pay voting (“Say-on-Pay Frequency”);
4.Proposal 4: Ratify the appointment of our independent registered public accounting firm for the 2023 fiscal year; and
5.Transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Who Can Vote:	Stockholders of record as of the close of business on Monday, April 3, 2023.
How to Vote:	Your vote is important! Even if you plan to attend the virtual Annual Meeting, it is important you vote as soon as possible using one of the following methods:

	Via the Internet: Follow the instructions in the Notice or proxy card.	Call Toll-Free: Call the toll-free number on your proxy card.	Mail Signed Proxy Card: Follow the instructions on your proxy card.
How to Request Materials:
Our proxy materials, including our Annual Report on Form 10-K for the year ended December 31, 2022 (the “2022 Annual Report”), are available to stockholders free of charge by requesting a copy online at www.proxyvote.com or by other methods set forth in this Proxy Statement.

By Order of the Board of Directors,
CVR Energy, Inc.

Melissa M. Buhrig
Executive Vice President, General Counsel and Secretary

Sugar Land, Texas
April 19, 2023

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS
The Proxy Statement and the 2022 Annual Report are available at www.proxyvote.com

PROXY STATEMENT FOR CVR ENERGY, INC.
2023 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This is only a summary and may not contain all of the information that is important to you. Please review this Proxy Statement in full, as well as our Annual Report on Form 10-K for the year ended December 31, 2022 (the “2022 Annual Report”).

2023 Meeting Information

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of CVR Energy, Inc. (“CVR Energy” or the “Company”) of proxies to be voted at the 2023 Annual Meeting of Stockholders (the “Annual Meeting”), and at any adjournments or postponements thereof.

Date:	June 1, 2023
Time:	10:00 a.m. (Central Daylight Time)
Location:	Virtually via live webcast at www.virtualshareholdermeeting.com/CVI2023
Record Date:	April 3, 2023
Voting:	Only holders of record of CVR Energy, Inc.’s common stock as of the Record Date (April 3, 2023) will be entitled to notice and to vote.
How to Attend:	By entering, at the website above, the control number, which may be found on the Notice of Internet Availability of Proxy Materials sent to you.

Matters to be Voted Upon

In addition to the proposals listed below, stockholders will also transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof. Each proxy will be voted as specified by the stockholder. Any duly executed proxy not specifying to the contrary will be voted in accordance with the Board’s recommendations, listed below.

Proposals		Board Recommendation	Page Reference
Proposal 1.	Election of Six Director Nominees Named in this Proxy Statement	FOR ALL nominees	21
Proposal 2.	Advisory Vote on Named Executive Officer Compensation (“Say-on-Pay”)	FOR	50
Proposal 3.	Advisory Recommendation on the Frequency of Future Say-on-Pay Voting (“Say-on-Pay Frequency”)	1 YEAR	51
Proposal 4.	Ratification of the Appointment of Auditors	FOR	54

About CVR Energy, Inc.

Headquartered in Sugar Land, Texas, CVR Energy, Inc. (herein, “CVR Energy”, the “Company”, “us”, “we” and “our” as the context may require) is a diversified holding company primarily engaged in the renewable fuels and petroleum refining and marketing businesses, as well as in the nitrogen fertilizer manufacturing business through its interest in CVR Partners, LP (“CVR Partners”), a publicly traded limited partnership. A subsidiary of CVR Energy serves as the general partner of and owns approximately 37 percent of the common units of CVR Partners. Icahn Enterprises L.P. and its affiliates (“IEP”) own approximately 71% of CVR Energy’s common stock.

Mission and Core Values

During 2022, we continued our Mission of being a top-tier North American renewable fuels, petroleum refining, and nitrogen-based fertilizer company as measured by safe and reliable operations, superior performance, and profitable growth, and enhanced our focus on renewables initiatives.

Our core Values are driven by our people, inform the way we do business each and every day, and enhance our ability to accomplish our mission and related strategic objectives.

Safety
We always put safety first. The protection of our employees, contractors and communities is paramount. We have an unwavering commitment to safety above all else. If it’s not safe, then we don’t do it.

Environment
We care for our environment. Complying with all regulations and minimizing any environmental impact from our operations is essential. We understand our obligation to the environment and that it’s our duty to protect it.

Integrity We require high business ethics. We comply with the law and practice sound corporate governance. We only conduct business one way—the right way with integrity.

Corporate Citizenship
We are proud members of the communities where we operate. We are good neighbors and know that it’s a privilege we can’t take for granted. We seek to make a positive economic and social impact through our financial donations and the contributions of time, knowledge, and talent of our employees to the places where we live and work.

Continuous Improvement
We believe in both individual and team success. We foster accountability under a performance-driven culture that supports creative thinking, teamwork, diversity, and personal development so that employees can realize their maximum potential. We use defined work practices for consistency, efficiency, and to create value across the organization.

2022 Company Performance Highlights

We successfully executed a number of achievements in support of our strategic objectives shown below through the date of our 2022 Annual Report.

Strategic Objectives

	Safety	Reliability	Market Capture	Financial Discipline
Corporate:
Achieved reduction in total recordable incident rate of 63% compared to 2021	✓
Declared a quarterly cash dividend of $0.50 per share for the fourth quarter of 2022, bringing total dividends declared, including special dividends, to date of $5.30 per share related to 2022			✓	✓
Completed plan to transform our business to segregate our renewables operations			✓	✓
Safely completed the conversion of the Wynnewood hydrocracker to renewable diesel service	✓		✓	✓
Began the exploration of a potential spin-off of our Nitrogen Fertilizer business			✓	✓
Published our first external ESG Report for 2021	✓	✓
Petroleum Segment:
Achieved a reduction in total recordable incident rate of 20% and maintained a level number of environmental events compared to 2021	✓	✓
Operated our refineries safely and reliably	✓	✓
Safely completed the planned turnaround at the refinery in Wynnewood, Oklahoma (the “Wynnewood Refinery”) on time and on budget	✓	✓	✓	✓
Completed an amendment and extension of the CVR Refining, LP (“CVR Refining”) Asset Based Credit Agreement in June 2022				✓
Achieved record truck-gathered crude oil volumes in the third quarter of 2022			✓
Nitrogen Fertilizer Segment:
Achieved reductions in process safety management tier 1 incidents and total recordable incident rate of 37% and 86%, respectively, compared to 2021	✓	✓
Safely completed the planned turnarounds at both fertilizer facilities on time and on budget, as well as inspected, repaired and replaced major equipment as necessary during this downtime	✓	✓	✓	✓
Achieved record UAN production volumes at the Coffeyville Fertilizer Facility in March 2022		✓	✓
Achieved record ammonia production at the East Dubuque Fertilizer Facility in December 2022		✓	✓
Completed transaction intended to monetize 45Q tax credits and received an initial upfront payment, net of expenses, of $18 million in January 2023				✓
Declared cash distribution of $10.50 per common unit for the fourth quarter of 2022, bringing cumulative distributions declared to date of $24.58 per common unit related to 2022			✓	✓
Achieved average reduction in CO2e emissions of over 1 million metric tons per year since 2020 for CVR Partners	✓
Completed CVR Partners’ targeted $95 million debt reduction plan with the repayment of the remaining $65 million balance of its 9.25% Senior Secured Notes, due 2023 (the “2023 UAN Notes”) in the first quarter of 2022 for a total reduction in annual cash interest expense of approximately $9 million
✓
Repurchased over 111,000 CVR Partners common units for $12 million				✓

Governance, Executive Compensation and ESG Highlights

Our Board believes that our commitment to high ethical standards and environmental, social and governance (“ESG”) initiatives, strong corporate governance, the skills and experience of our directors, and our compensation policies and practices benefit our stockholders, employees, customers, and communities. Some highlights of our corporate governance, compensation, and ESG practices include:
•Experienced Board with all directors elected annually;
•Active Board and committee oversight of Company risks;
•Annual Board and committee self-evaluations;
•Separate Chairman and Chief Executive Officer (“CEO”) roles;
•Independent directors who regularly meet in executive session;
•Alignment of executive pay with Company performance, including rigorous performance goals;
•Executive compensation that includes fixed, variable, long-term, and short-term elements, portions of which are tied to Company’s environmental, health & safety performance;
•Clawback policies in long-term incentive awards and our performance-based bonus plans; and
•Board and committee oversight of ESG reporting aligned with the Sustainability Accounting Standards Board (“SASB”) / Value Reporting Foundation framework in the Oil & Gas - Refining & Marketing industry standard.

At CVR, we are committed to minimizing our environmental impacts from operations, while making modern life possible through the products we manufacture thereby delivering maximum value to our shareholders. Details regarding our ESG performance can be found in our first public Environmental, Social & Governance Report (“2021 ESG Report”) based on the Sustainability Accounting Standards Board standards. The 2021 ESG Report provides a comprehensive view of our 2021 ESG performance and is available on the home page of our website, www.CVREnergy.com. Our 2021 ESG Report does not constitute a part of, and is not incorporated by reference into, this Proxy Statement.

INFORMATION ABOUT THE ANNUAL MEETING AND PROXY MATERIALS
We are providing this Proxy Statement and related materials because our Board is soliciting your proxy to vote your shares at the 2023 Annual Meeting of Stockholders to be held on Thursday, June 1, 2023, beginning at 10:00 a.m. (Central Daylight Time) virtually at www.virtualshareholdermeeting.com/CVI2023 and at any adjournments or postponements thereof. This Proxy Statement and the enclosed proxy card are being first made available to stockholders of record on or about April 19, 2023. All stockholders are invited to attend the online virtual Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the 2023 Annual Meeting of Stockholders to be Held on June 1, 2023:

This Proxy Statement and our 2022 Annual Report are available online at www.proxyvote.com.

What matters will be voted on, how does the Board recommend I vote, and what is required to approve each matter?

The four matters scheduled to be voted on at the Annual Meeting, the recommendations of the Board, and the approval required for each matter are listed below:

Proposals	Board Recommendation	Page Reference	Requirement to Approve
Proposal 1: Election of Six Director Nominees Named in this Proxy Statement	FOR ALL nominees	21	Affirmative vote of a plurality of the votes present in person (virtually) or by proxy and entitled to vote (in other words, the six nominees who receive the most votes “FOR” their election will be elected).
Proposal 2: Advisory Vote on Named Executive Officer Compensation (“Say-on-Pay”)	FOR	50	Affirmative vote of a majority of the votes present in person (virtually) or by proxy and entitled to vote. However, the vote is non-binding, and CVR Energy will not be required to take any action as a result of the outcome of the vote.
Proposal 3: Advisory Recommendation on the Frequency of Future Say-on-Pay Voting (“Say-on-Pay Frequency”)	1 YEAR	51	Affirmative vote of a majority of the votes present in person (virtually) or by proxy and entitled to vote. However, the recommendation is non-binding, and CVR Energy will not be required to take any action as a result of the outcome of the vote.
Proposal 4: Ratification of the Appointment of Auditors	FOR	54	Affirmative vote of a majority of the votes present in person (virtually) or by proxy and entitled to vote.
In addition to these matters, stockholders will also transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

How do I vote?

If you were a stockholder of record at the close of business on the Record Date, April 3, 2023 (the “Record Date”), you can vote your shares by any one of the following methods:
•Before the Annual Meeting:
◦Via the internet, by visiting www.proxyvote.com and entering your control number;
◦By telephone at 1-800-690-6903 and providing your control number; or
◦By signing and returning your proxy card by mail, if you received a paper copy of the proxy materials.
•During the Annual Meeting:
◦By participating in the Annual Meeting and voting online during the Annual Meeting at www.virtualshareholdermeeting.com/CVI2023.

If you were a beneficial owner at the close of business on the Record Date, you will be sent separate voting instructions from your broker, bank, or other nominee explaining how to vote your shares. Beneficial owners who wish to vote during our online Annual Meeting must ask the broker, bank, or other nominee that holds their shares to provide them with a legal proxy to vote such shares.

Whether or not you plan to attend the Annual Meeting, we urge you to vote. Returning the proxy card or voting by telephone or via the internet will not affect your right to attend the Annual Meeting and vote online during the Annual Meeting.

Why did I receive the Notice? How do I request a paper copy of the proxy materials and 2022 Annual Report?

Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), the Company has elected to provide its proxy materials over the internet. Accordingly, we have sent a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record as of the Record Date, April 3, 2023. All stockholders may access the proxy materials on the website referred to in the Notice: www.proxyvote.com. Our 2022 Annual Report and other periodic filings with the SEC are also available at the SEC’s website at www.SEC.gov or at www.CVREnergy.com under the heading “Investor Relations” and the subheading “SEC Filings.” Unless specifically stated herein, documents and information on our website are not incorporated by reference in this Proxy Statement.

Stockholders may request a paper copy of our proxy materials and 2022 Annual Report free of charge by:
•Requesting online at www.proxyvote.com;
•Calling 1-800-579-1639;
•Sending an email to sendmaterial@proxyvote.com including your control number; or
•Writing to Melissa M. Buhrig, Secretary, at the Company’s corporate headquarters located at 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479.

Please make the request as instructed above on or before May 18, 2023, to facilitate timely delivery. While stockholders may request to receive paper copies of proxy materials on an ongoing basis, the Company encourages stockholders to access the proxy materials online to help reduce the costs the Company incurs in printing and mailing paper copies of the proxy materials and 2022 Annual Report.

What is a Proxy Statement?

A Proxy Statement is a document that the SEC requires us to give you when we solicit your proxy to vote your shares on your behalf. A proxy is your legal designation of another person to vote the stock you own. When you vote online, by telephone or by signing, dating and returning your proxy card, you designate two of our officers as your proxies at the Annual Meeting. These two officers are Dane J. Neumann, our Executive Vice President, Chief Financial Officer, Treasurer, and Assistant Secretary, and Melissa M. Buhrig, our Executive Vice President, General Counsel and Secretary, each with full power to act without the other and with full power of substitution.

Who is entitled to vote?

Holders of CVR Energy common stock at the close of business on the Record Date, April 3, 2023, are entitled to receive the Notice and to vote their shares at the Annual Meeting and any adjournments or postponements thereof. A list of stockholders of record will be available for inspection during normal business hours for ten days preceding the Annual Meeting at our corporate headquarters located at 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479 and electronically during the Annual Meeting at www.proxyvote.com when you enter your control number. On the Record Date, there were 100,530,599 shares of CVR Energy common stock outstanding. CVR Energy common stock is our only class of voting stock issued and outstanding.

How many votes do I have?

You will have one vote for every share of CVR Energy common stock that you owned at the close of business on the Record Date, April 3, 2023.

What is the difference between a stockholder of record and a beneficial owner?

If your shares are registered directly in your name with CVR Energy’s transfer agent, American Stock Transfer & Trust Company, you are considered the “stockholder of record” with respect to those shares. If your shares are held in a stock brokerage account, by a bank, or other nominee, you are considered a “beneficial owner” with respect to those shares, which shares are sometimes referred to as being held “in street name,” and access to our proxy materials is being provided to you by your broker, bank, or other nominee who is considered the stockholder of record with respect to those shares.

Can I revoke or change my vote?

If you are a stockholder of record, you can change or revoke your proxy before it is voted at the Annual Meeting in one of the following ways:
•Timely delivering a valid, later-dated proxy or a later-dated vote by telephone;
•Timely delivering written notice of revocation to the Company’s Secretary at the address above; or
•Attending the Annual Meeting online and voting online during the Annual Meeting.

If you are a beneficial owner of shares but not the stockholder of record, you may submit new voting instructions by contacting your broker, bank, or other nominee. You may also vote at the Annual Meeting if you obtain a legal proxy as described in the answer to the question “How do I vote?” above. All shares that have been properly voted and not revoked will be voted at the Annual Meeting.

How can I participate in the Annual Meeting?

The Annual Meeting will be held entirely online, as permitted by Delaware law and our By-Laws. There will be no physical location at which stockholders may attend the Annual Meeting. Stockholders who participate in the virtual Annual Meeting will be deemed to be present in person and will be able to vote during the Annual Meeting at the time the polls are open. Stockholders who wish to participate in the meeting should go to www.virtualshareholdermeeting.com/CVI2023 at least 10 minutes before the beginning of the Annual Meeting to register their participation and complete the verification procedures to confirm that they were stockholders of record (or a duly authorized proxy holder of a stockholders of record) as of the Record Date, April 3, 2023. Stockholders of record (or a duly authorized proxy holder of a stockholder of record) will need to provide their control number to verify their identity and gain access to the Annual Meeting.

How do I submit a question at the Annual Meeting?

Stockholders who are admitted to the Annual Meeting at www.virtualshareholdermeeting.com/CVI2023 after providing their control number are permitted to submit questions electronically during the Annual Meeting by following the instructions on the virtual meeting platform. Questions should be succinct, cover only one topic per question, and be limited to matters in the Agenda to be voted on by Stockholders at the Annual Meeting. Questions from multiple Stockholders on the same topic or that are otherwise related may be grouped, summarized and answered together. Stockholders will be limited to two questions (limited to 200 characters per question) per Stockholder. Stockholders may raise any questions not answered during the Annual Meeting (such as questions raising matters of individual concern and not of general concern to all Stockholders) after the Annual Meeting by contacting Investor Relations by phone at (281) 207-3205 or email at investorrelations@cvrenergy.com.

What if during the check-in time or during the Annual Meeting, I have technical difficulties or trouble accessing the live webcast?

If you encounter any difficulties accessing the live webcast during the check-in or meeting, please call the Broadridge technical support number that will be posted on the Annual Meeting log-in page at www.virtualshareholdermeeting.com/CVI2023.

What votes need to be present to hold the Annual Meeting?

Under our By-Laws, the presence, in person (virtually) or by proxy, of the stockholders of record of a majority of the aggregate voting power of the common stock issued and outstanding on the Record Date (April 3, 2023) entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining whether a quorum exists. Although not expected, if a quorum is not present or represented, we may adjourn and reschedule the Annual Meeting, without notice other than announcement at the Annual Meeting, until a quorum is present or represented.

How are votes counted?

For Proposal 1 (Election of Six Director Nominees Named in this Proxy Statement), your vote may be cast “FOR ALL” of the nominees, “WITHHOLD ALL” of the nominees, or your vote may be “FOR ALL EXCEPT” with respect to one or more of the nominees. If you withhold your vote with respect to any nominee, your vote will have no effect on the election of such nominee. For Proposals 2 (Advisory Vote on Say-on-Pay) and 4 (Ratification of the Appointment of Auditors), your vote may be cast “FOR” or “AGAINST” or you may “ABSTAIN.” For Proposal 3 (Advisory Recommendation on Say-on-Pay Frequency), you may indicate whether you recommend an advisory vote on named executive officer compensation every “1 YEAR”, “2 YEARS” or “3 YEARS”, or you may “ABSTAIN.” If you “ABSTAIN” from voting with respect to Proposals 2, 3 and 4, it has the same effect as a vote “AGAINST” the proposal. If you sign your voting instruction form with no further instructions and you are a stockholder of record as of the Record Date, then your shares will be voted in accordance with the recommendations of our Board. If you sign your voting instruction form with no further instructions and you are a beneficial owner, then please see the response to the question immediately below for a description of how your shares will be voted.

What is the effect of broker non-votes?

A broker “non-vote” occurs when a broker, bank, or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Under current New York Stock Exchange (“NYSE”) rules, a broker, bank, or other nominee may exercise discretionary voting power for Proposal 4 (Ratification of the Appointment of Auditors) and, therefore, no broker non-votes are expected for this proposal. However, your broker, bank, or other nominee will not be permitted to exercise discretion to vote your shares for the Proposal 1 (Election of Six Director Nominees Named in this Proxy Statement), Proposal 2 (Advisory Vote on Say-on-Pay), or Proposal 3 (Advisory Recommendation on Say-on-Pay Frequency). Directors are elected by a plurality vote and, therefore, shares subject to a broker non-vote with respect to the election of directors will have no effect on the election of nominees. Shares subject to a broker non-vote with respect to Proposal 2 (Advisory Vote on Say-on-Pay) or Proposal 3 (Advisory Recommendation on Say-on-Pay Frequency) will be considered to be entitled to vote on such proposal and, therefore, will have the effect of “AGAINST” these proposals.

Is this Proxy Statement the only way that proxies may be solicited?

While we may solicit proxies by telephone, by fax, by other electronic means of communication (through electronic mail and the Company’s webpage), or in person, we have not engaged an outside solicitation firm in connection with the solicitation of proxies at this year’s Annual Meeting.

Who will pay the costs of soliciting these proxies?

We will bear all costs of solicitation. Upon request, we will reimburse brokers, banks, and other nominees for the expenses they incur in forwarding the proxy materials to you.

Where can I find the voting results?

We will publish voting results in a Current Report on Form 8-K (“Form 8-K”) that we will file with the SEC within four business days following the Annual Meeting. If on the date of this filing the inspector of election for the Annual Meeting has not certified the voting results as final, we will note in the filing that the results are preliminary and publish the final results in a subsequent amended Form 8-K filing within four business days after the final voting results are known.

Why did I receive only one Notice when there are several stockholders of record at my address?

If you and other residents at your mailing address own shares in street name, your broker, bank, or other nominee may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold shares through that broker, bank, or other nominee. This practice is called “householding.” If you did not respond that you did not want to participate in householding, you are deemed to have consented to that process. If these procedures apply to you, your broker, bank, or other nominee will have sent one copy of the Notice and, if applicable, our 2022 Annual Report and Proxy Statement to your address. You may revoke your consent to householding at any time by contacting your broker, bank, or other nominee.

If you did not receive an individual copy of the Notice, our 2022 Annual Report, or Proxy Statement, we will send copies to you if you contact us at 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479, (281) 207-3200, Attention: General Counsel & Secretary or use one of the other methods described in this Proxy Statement. If you and other residents at your address have been receiving multiple copies of the Notice or, if applicable, our 2022 Annual Report or Proxy Statement, and desire to receive only a single copy of these materials, you may contact your broker, bank, or other nominee or contact us at the above address or telephone number.

Whom should I contact if I have any questions about my common stock ownership?

If you are a stockholder of record and have any questions about your ownership of CVR Energy common stock, please contact our transfer agent at: American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, NY 11219, Telephone: (800) 937-5449, E-mail: help@astfinancial.com, or Website Address: www.astfinancial.com. If you are a beneficial owner, holding your shares “in street name,” please contact your broker, bank, or other nominee with questions about your ownership of CVR Energy common stock.

CORPORATE GOVERNANCE

Introduction

We believe that good corporate governance benefits all of our stockholders and is a critical component to driving long-term stockholder value. We regularly review and consider, and may make changes to, our corporate governance policies and practices in light of the rules, regulations, and standards of the SEC and NYSE, industry best practices, and input from our Board, its committees, and our stockholders.

We have adopted a Code of Ethics and Business Conduct (the “Code”) that applies to all of our directors, officers, and employees, and also includes portions that specifically apply to our Chief Executive Officer, and all finance associates, including the Chief Financial Officer, Principal Accounting Officer, and others performing similar functions. The Code also, to the extent required in their agreements with us, applies to contractors, suppliers, vendors, consultants, and others who do business on our behalf. The Code strictly prohibits our employees and contractors from taking any act in support of human rights abuses, including forced labor and human trafficking. Our employees and directors receive training on the Code at least annually, including regarding anti-corruption. Copies of the Code and our Corporate Governance Guidelines are posted on our website at www.CVREnergy.com under the heading “Investor Relations” and the subheading “Corporate Governance.” Printed copies of these documents are also available free of charge upon request to our Secretary. We will post on our website or file a Form 8-K with the SEC any amendments to, or waivers from, the Code requiring disclosure under applicable rules within four business days following any such amendment or waiver.

Our Board

As of December 31, 2022, the Board consisted of three directors affirmatively determined by the Board to be independent directors (Jaffrey A. Firestone, Stephen Mongillo, and James M. Strock), one employee director (David L. Lamp, our President and Chief Executive Officer (“CEO”)), and two non-management directors who are also directors and/or executive officers of IEP (Hunter C. Gary and David Willetts). One other non-management director who was previously affiliated with IEP also served as a director during 2022 (Kapiljeet Dargan from January 1, 2022 until June 23, 2022). Effective on March 17, 2023, (i) one non-management director, David Willetts, resigned from the Board and the committees of the Board on which he served as a result of other board commitments, and not as a result of any disagreements with the Company or any of its directors, officers or employees; and (ii) Ted Papapostolou was appointed to the Board as Chairman. Mr. Papapostolou is a non-management director and also serves as a director and as the chief financial officer and chief accounting officer of IEP.

None of our current directors currently have any family relationship with any other director or any executive officer. The table below sets forth the names and ages of each of the nominees for our Board (each of whom is an existing director) and the month and year they first joined our Board.

Name	Age	Position	Joined Board
Ted Papapostolou	43	Director and Chairman of the Board	March 2023
Jaffrey (Jay) A. Firestone	66	Director	April 2020
Hunter C. Gary	48	Director	September 2018
David L. Lamp	65	Director, President and CEO	January 2018
Stephen Mongillo	61	Director	May 2012
James M. Strock	66	Director	May 2012

Detailed descriptions of the backgrounds, experience, and qualifications of our directors can be found in “Proposal 1” herein. As required by our Corporate Governance Guidelines, the Board periodically evaluates the composition of the Board, including the skill sets, diversity, leadership qualities, background, and experience of its directors. The Board believes its current structure and composition is best for the Company and its stockholders at this time.

Board Leadership

Our Corporate Governance Guidelines provide the Board with the flexibility to exercise its business judgment to choose the optimal leadership for the Board depending upon the Company’s particular needs and circumstances.

The Board is currently led by its Chairman, Mr. Papapostolou, who was appointed Chairman of the Board on March 17, 2023. During 2022, the Board was led by Mr. Lamp until Mr. Willetts was appointed Chairman on April 4, 2022, and was led by Mr. Willetts from April 4, 2022, until his resignation from the Board on March 17, 2023, when Mr. Papapostolou, our current Chairman, was appointed. The Board believes that its leadership structure, which separates the Chairman and CEO roles, enhances accountability, and is the best structure for the Company at this time. However, the Board recognizes there is no single “right” approach, so the Board maintains the flexibility to make determinations as to the best leadership structure and allocation of responsibilities of the Chairman and CEO as circumstances warrant. In determining the appropriate leadership structure, the Board considers, among other factors, the current composition and dynamics of the Board and the challenges and opportunities specific to the Company.

Director Qualifications and Nominations

The Board seeks a diverse group of directors who have attributes necessary to create a cohesive and effective Board, including high personal and professional ethics, integrity and values, vision and long-term strategic perspective, experience in similar industries, practical judgment, the ability to devote significant time to serve on our Board and its committees, and a commitment to representing the long-term interests of all of our stockholders. The Board believes its members should possess a combination of skills, professional experience, and diversity of backgrounds and perspectives necessary to oversee our business.

As a result of IEP’s control of a majority of our outstanding common stock, IEP ultimately controls the election of all of the members of our Board. Consequently, our Board has deemed it appropriate not to maintain a formal policy with respect to the review of potential nominees or to charge the Nominating and Corporate Governance Committee (the “Governance Committee”) with the nomination of directors. However, all of our directors ultimately participate in the review of potential nominees to our Board. In 2023, the Board reviewed the qualifications, skills, backgrounds, and experience of our directors and director nominees, both individually and in the broader context of the Board’s overall composition and our current and anticipated future needs, as well as the vote of our stockholders from its 2022 Annual Meeting, in which stockholders overwhelmingly voted for each of our 2022 nominees, including five directors who are nominees for the 2023 Annual Meeting.

The Board may consider candidates recommended by stockholders, as well as candidates recommended by other sources such as other directors or officers, third-party search firms, or other appropriate sources. If a stockholder wishes to recommend a candidate for director for election at the 2024 Annual Meeting of Stockholders, it must follow the procedures described below under “2024 Stockholder Proposals and Director Nominations.”

Director Independence and the “Controlled Company” Exemption

We are a controlled company under the rules of the NYSE and, as a result, we qualify for and rely on exemptions from certain requirements of the NYSE. Under the rules of the NYSE, a listed company is a controlled company when more than 50% of the voting power is held by an individual, a group, or another company. Our Board has determined that we are a controlled company because Carl C. Icahn indirectly controls approximately 70.8% of our outstanding common stock.

Due to our status as a controlled company, we are relying on exemptions from the NYSE rules that require our Board be composed of a majority of independent directors, as defined under the rules of the NYSE. Although not required by the NYSE, the Board does maintain a Compensation Committee and a Governance Committee, which are not (and are not required to be) composed solely of independent directors.

The controlled company exemption does not modify the independence requirements for the Audit Committee. The Sarbanes-Oxley Act of 2002 (as amended, the “Sarbanes-Oxley Act”) and NYSE rules require that our Audit Committee be composed entirely of independent directors. The members of the Audit Committee are Mr. Mongillo, who serves as Chairman of the committee, and Messrs. Firestone and Strock. All members of the Audit Committee were affirmatively determined by our Board to be “independent” and “financially literate” under the rules and regulations of the NYSE and the SEC applicable to audit committee members under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), during their time of service. In addition, Mr. Mongillo was further affirmatively determined to be an “Audit Committee Financial Expert” under the rules and requirements of the NYSE.

Board Oversight and Meetings

The Board oversees the business of the Company, which is conducted by the Company’s officers and employees under the direction of the CEO. The Board performs a number of specific functions either directly or through its committees, including (among others):
•Reviewing, approving, and monitoring financial and business strategies, risks, and major corporate actions;
•Selecting, evaluating, and compensating the CEO and other executive officers of the Company;
•Reviewing the Company’s business results and compliance with its public disclosure obligations; and
•Overseeing the Company’s ESG initiatives.

Members of the Board are kept informed about our Company’s business by members of the Company’s management. The full Board is also advised of actions taken by the various committees of our Board at least quarterly. Directors have access to all of our books, records, and reports, and members of management are available at all times to answer their questions. Management also communicates with the various members of our Board on an informal basis, as needed, to effectively oversee the activities of our Company.

The Board met six times and acted by written consent six times in 2022. All of the directors who served during 2022 attended at least 90% of the total meetings of the Board and each of its committees on which such director served that were held during such director’s Board tenure. In addition, while we do not have a policy regarding attendance at the annual meeting of stockholders, all director nominees are encouraged to attend the Annual Meeting. In 2022, four directors attended our virtual Annual Meeting of stockholders.

Meetings of Non-Management Directors and Executive Sessions

To promote open discussion among non-management directors, we schedule regular executive sessions in which our independent directors and non-management directors meet without management participation. During 2022, three of our directors were independent (Messrs. Firestone, Mongillo, and Strock) and all of our directors were non-management directors, except for Mr. Lamp, our CEO. While we do not currently have a lead independent director, Mr. Mongillo presides over executive sessions held by our independent and non-management directors. Our independent directors met eight times in executive session during 2022.

Risk Oversight

We believe that our governance processes provide rigorous Board oversight of the Company and its management. The Board considers oversight of CVR Energy’s risks and risk management activities to be a responsibility of the entire Board, though the Board also delegates certain risk oversight to certain of its committees which regularly report on such areas of oversight.

Board of Directors Overall responsibility for oversight of Company risks. Delegates responsibility for managing certain risks to its committees with regular reporting.

Audit Committee Risk Oversight Areas	Compensation Committee Risk Oversight Areas	Governance Committee Risk Oversight Areas	EH&S Committee Risk Oversight Areas
Financial exposure, insurance, legal, compliance, financial statements and reporting, technology and cybersecurity, and ESG governance initiatives	Compensation and benefits policies and programs, succession, executive performance, and ESG social initiatives	Corporate governance, Code compliance, Board and committee performance, and ESG governance initiatives	Environmental, health and safety policies, programs, procedures, regulations, compliance and initiatives, and ESG environmental initiatives

The Board’s role in risk oversight includes receiving regular reports from management on areas of material risk to the Company or to the success of a particular project or endeavor under consideration, including operational, financial, legal and regulatory, cyber, strategic, and reputational risks. The full Board (or the appropriate committee, in the case of risks that are under the purview of a particular committee) receives these reports from the appropriate members of management to enable the Board (or committee) to understand the Company’s risk identification, risk management, and the steps management has taken to monitor and control such exposures, including the periodic review of new and emerging risks. When a report is vetted at the committee level, the chairman of that committee or their designee subsequently reports on the matter to the full Board. This enables the Board and its committees to coordinate the Board’s risk oversight role. The Board also believes that risk management is an integral part of CVR Energy’s annual strategic planning process, which addresses, among other things, long-term risks and opportunities. The Company maintains an Enterprise Risk Committee composed of members of management with responsibility for each business unit and risk area of the Company. The Enterprise Risk Committee reports at least quarterly to the Board or its committees, as applicable.

The Company is committed to conducting business in a safe and environmentally sensitive manner that promotes sustainability and respects community values, while staying true to its mission of providing superior performance, profitable growth, resilience, adaptability and stockholder value. In recognition of the importance of ESG principles to our business, a steering committee composed of members of our management team leads and directs the execution of the Company’s ESG initiatives. The Company published its first externally available ESG report in 2022. The charters of the committees and our Corporate Governance Guidelines include ESG risk oversight as a responsibility of each committee and the Board.

The CEO’s membership on, and collaboration with, the Board allows him to gauge whether management is providing adequate information for the Board to understand the interrelationships of our various businesses and risks. He is available to the Board to address any questions from other directors regarding management’s ability to identify and mitigate risks and weigh them against potential rewards.

Committees of the Board

Our Board has five main standing committees: the Audit Committee, the Compensation Committee, the Governance Committee, the Environmental, Health & Safety Committee, and the Special Committee. Any standing committee with a written charter reviews the adequacy of such charter periodically or annually, as applicable, in addition to evaluating its performance and reporting to the Board on such evaluation. The charter for each of these committees (except the Special Committee, which does not have a charter) is posted on our website at www.CVREnergy.com under the heading “Investor Relations” and the subheading “Corporate Governance.” The function of each committee is described in greater detail below.

Audit Committee Met 4 times in 2022 Acted by Written Consent 1 time in 2022 Current Members: Stephen Mongillo, Chairman(1)(2)(3) Jaffrey A. Firestone(1)(2) James M. Strock(1)(2)
Primary Responsibilities:
•Oversees and reviews with management, the independent auditor, and internal auditor the integrity of the Company’s financial statements, financial reports, and other financial information
•Oversees and reviews the integrity and adequacy of the Company’s auditing, accounting and financial reporting processes, and systems of internal controls for financial reporting regarding finance, accounting, reporting, and critical accounting policies and practices
•Assists with Board oversight of the Company’s compliance with legal and regulatory requirements, including internal controls designed for that purpose and financial and related risks
•Oversees and reviews the independence, qualifications, and performance of the Company’s independent auditor including fees related thereto
•Oversees the performance of the Company’s internal audit function, including the budget and staffing thereof
•Reviews and discusses with management potential significant risks to the Company and risk mitigation efforts, including relating to information technology and cybersecurity controls
•Assists the Board in its oversight of the governance portions of the Company’s ESG initiatives including the Company’s Code of Ethics and Business Conduct, anti-bribery and anti-corruption programs and of the overall risks relating to such ESG initiatives
•Prepares the Audit Committee report that the SEC rules require to be included in the Company’s annual proxy statement

Compensation Committee Met 3 times in 2022 Acted by Written Consent 7 times in 2022 Current Members: (4) Hunter C. Gary, Chairman Jaffrey A. Firestone (1) Ted Papapostolou
Primary Responsibilities:
•Reviews, amends, modifies, adopts, and oversees the incentive compensation plans, equity-based compensation plans, qualified retirement plans, health and welfare plans, deferred compensation plans, and any other benefit plans, programs or arrangements sponsored or maintained by the Company
•Evaluates the performance of our executive officers and, in connection therewith, reviews and determines, or recommends to the Board, the annual salary, bonus, equity-based compensation, and other compensation, incentives and benefits of our executive officers (other than compensation and benefits provided by one of its affiliates)
•Reviews and approves any employment, consulting, change-in-control, severance or termination, or other compensation agreements or arrangements with our executive officers
•Reviews and makes recommendations to the Board with respect to the compensation of non-employee directors or any plans or programs relating thereto
•Reviews and discusses the Compensation Committee Report and the Compensation Discussion and Analysis and recommends to the Board their inclusion in the Company’s Proxy Statement
•Assists the Board in assessing any risks to the Company associated with compensation practices and policies
•Assists the Board in its oversight of the social portions of the Company’s ESG initiatives including diversity, inclusion and human rights strategies, commitments, and reporting

Governance Committee Met 2 times in 2022 Current Members: (4) James M. Strock, Chairman (1) Stephen Mongillo (1) Ted Papapostolou
Primary Responsibilities:
•Reviews the Company’s governance policies including Corporate Governance Guidelines and any requests for waivers thereunder
•Oversees the annual self-assessment of the Board and its committees
•Assists the Board in oversight of governance and related risks
•Reviews and makes recommendations on any stockholder proposals
•Leads director orientation and continuing education
•Assists the Board in its oversight of the governance portions of the Company’s ESG initiatives including the Company’s governance practices and reputation

EH&S Committee Met 2 times in 2022 Current Members: (4) James M. Strock, Chairman (1) Jaffrey A. Firestone (1) Hunter C. Gary
Primary Responsibilities:
•Oversees the establishment, administration and effectiveness of EH&S policies, programs, procedures, and initiatives
•Assists the Board in oversight of risks relating to EH&S, including climate-related risks
•Evaluates the Company’s contingency planning and emergency response preparedness
•Assists the Board in its oversight of the environmental, health, safety, and security portions of the Company’s ESG initiatives including the Company’s environmental, health, safety and security risks, opportunities, policies, and reporting, including those related to climate change and sustainability

Special Committee Acted by Written Consent 11 times in 2022 Current Members: (4) David L. Lamp Stephen Mongillo (1) Ted Papapostolou	Primary Responsibilities: •Evaluates and approves matters arising during the intervals between Board meetings •Exercises approval authority delegated by the Board
(1)Independent
(2)Financially Literate
(3)Audit Committee Financial Expert
(4)During 2022, Mr. Willetts served as a member of the Compensation, Governance and Special Committees until his resignation from the Board and its committees on March 17, 2023, and Mr. Dargan served as a member of the Compensation and EH&S Committees until his resignation from the Board and its committees on June 23, 2022.

Compensation Committee Interlocks and Insider Participation

As of December 31, 2022, the Compensation Committee was composed of Messrs. Gary and Willetts, each a non-management director who was (and remains) an officer and/or an employee of IEP, and Mr. Firestone, an independent director. During 2022, one other non-management director affiliated with IEP also served on the Compensation Committee (Kapiljeet Dargan from January 1, 2022 until June 23, 2022). As of March 17, 2023, Mr. Willetts was replaced on the Compensation Committee by Mr. Papapostolou, a non-management director who is an officer and/or an employee of IEP. None of these current or former members of the Compensation Committee have, at any time, been an officer or employee of the Company and none have any relationship requiring disclosure under Item 404 of Regulation S-K under the Exchange Act. No interlocking relationship exists between the Board or Compensation Committee and the board of directors or compensation committee of any other company.

Communications with Directors

Stockholders and other interested parties wishing to communicate with our Board may send a written communication addressed to:
CVR Energy, Inc.
2277 Plaza Drive, Suite 500
Sugar Land, Texas 77479
Attention: General Counsel & Secretary

Our General Counsel and Secretary will forward all appropriate communications directly to our Board or to any individual director or directors, depending upon the facts and circumstances outlined in the communication. Any stockholder or other party who is interested in contacting only the independent directors or non-management directors as a group or the director who presides over the meetings of the independent directors or non-management directors may also send written communications to the contact above and should state for whom the communication is intended.

DIRECTOR COMPENSATION

Director Compensation Program

In October 2021, the Board, upon the recommendation of the Compensation Committee, elected to keep the compensation paid to its directors who are not officers or employees of CVR Energy or its affiliates (including IEP) (“Non-Employee Directors”), for 2022 the same as in 2021. During 2022, the Non-Employee Directors received the following annual director fees:
•An annual cash retainer of $50,000, payable in quarterly installments;
•An annual cash retainer for service as a committee Chairman or as a member of, of $5,000 and $1,000, respectively, payable in quarterly installments; and
•Reimbursement of out-of-pocket costs incurred in connection with attending meetings of the Board and its committees and up to $1,500 in director-related education expenses.

No other directors (including non-management directors who are employees or officers of IEP) receive any compensation for their service on the Board or its committees, though they are entitled to reimbursement of certain travel expenses incurred in connection with their service on the Board and its committees.

The following table reflects compensation earned by or paid to each Non-Employee Director for the year ended December 31, 2022:

Name	Fees Earned or Paid in Cash (1)	All Other Compensation	Total
Jaffrey (Jay) A. Firestone (2)	$52,508	$—	$52,508
Stephen Mongillo	57,000	—	57,000
James M. Strock (3)	59,967	—	59,967

(1)Amounts reflected in this column represent the annual retainer fees for services as a director, including those associated with committee membership and chair positions.
(2)Mr. Firestone’s fees were paid in the Canadian dollar equivalent of $52,508 USD based on the Bank of Canada rate for the day prior to entering each installment transaction in the payment system.
(3)Mr. Strock’s fees were paid to Serve to Lead, Inc., where he serves as the Chief Executive Officer and is the sole shareholder.

PROPOSAL 1
ELECTION OF SIX DIRECTOR NOMINEES NAMED IN THIS PROXY STATEMENT

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE FOLLOWING DIRECTOR NOMINEES:
Jaffrey A. Firestone Hunter C. Gary David L. Lamp Stephen Mongillo Ted Papapostolou James M. Strock

Our Board oversees the management of our business and has fixed the number of directors on the Board at six. Directors are elected annually at our Annual Meeting. Our current directors, Messrs. Firestone, Gary, Lamp, Mongillo, Papapostolou, and Strock (collectively, the “Director Nominees” and individually a “Director Nominee”), stand for election at this 2023 Annual Meeting, to serve on our Board until the 2024 Annual Meeting of Stockholders or until their successors are elected and qualified.

Recommendation of the Board

Our Board recommends that stockholders vote “FOR ALL” Director Nominees. Each Director Nominee has indicated his willingness to serve as a director, if elected. If for any reason any of the Director Nominees should become unable to serve as a director prior to the Annual Meeting, the proxy holders may vote for the election of a substitute nominee designated by the Board or the Board may reduce its size.

The Director Nominees for this year’s election bring valuable diversity to the Board in terms of industries represented, experience, demographics, and tenure, factors which we consider holistically when evaluating Board diversity. The Board believes each director who has been nominated is qualified to serve as a director due to his experiences summarized below in the Director Skills and Experience Matrix. The key skills identified below are those that the Board has determined to be important in light of Company’s business and strategic goals.

Director Skills and Experience Matrix
Key Skills / Experience	Papapostolou	Firestone	Gary	Lamp	Mongillo	Strock
Public Company	✓	✓	✓	✓	✓	✓
Executive Leadership	✓	✓	✓	✓	✓	✓
Finance & Accounting	✓	✓			✓	✓
Legal / Regulatory / Compliance	✓			✓		✓
Human Resources / Executive Compensation	✓	✓	✓	✓		✓
Risk Management	✓	✓	✓	✓	✓	✓
Industry / Operations	✓			✓
Information Technology / Cybersecurity			✓			✓
ESG / Sustainability / EH&S		✓	✓	✓		✓

Our Director Nominees have a wide range of additional skills and experience not mentioned above, which they will bring to their role as directors. Additionally, the lack of a checkmark for a particular skill does not mean that the director does not possess that skill or experience, and instead the presence of a checkmark represents that the skill is a core competency of that director. The skills and experiences of our Director Nominees are further described in their biographies on the following pages.

DIRECTOR NOMINEES:

Nominee	Principal Occupation, Experience and Qualifications [1]
Jaffrey A. Firestone
Independent Director

Age: 66

Director since: 2020

CVI Board Committees:
Audit
Compensation
Environmental, Health & Safety

Current Public Company Directorships:
Enzon Pharmaceuticals, Inc. (since June 2022)
Sandridge Energy, Inc. (since May 2021)

Former Public Company Directorships [2]:
Voltari Corporation (2011 to 2019)
Mr. Firestone has served as our director since April 2020. Since 2006, Mr. Firestone has served as Chairman and Chief Executive Officer at Prodigy Pictures Inc., a leader in the production of quality film, television and cross-platform media. Previously, Mr. Firestone established Fireworks Entertainment in 1996 to produce, distribute and finance television programs and feature films. In 1998, Fireworks Entertainment was acquired by CanWest Global Communications Corporation, and Mr. Firestone was named Chairman and Chief Executive Officer and oversaw the company’s Los Angeles and London based television operations as well as its Los Angeles feature film division, Fireworks Pictures. In addition, Mr. Firestone oversaw the company’s interest in New York based IDP Distribution, an independent distribution and marketing company formed by Fireworks Entertainment in 2000 as a joint venture with Samuel Goldwyn Films and Stratosphere Entertainment. Mr. Firestone has served on the board of directors and the audit committee of Enzon Pharmaceuticals, Inc. (“Enzon”), a public acquisition vehicle, since June 2022 and on the board of directors of Sandridge Energy, Inc. (“Sandridge”), an independent oil and gas company engaged in the development, production and acquisition of oil and gas properties, since May 2021. Mr. Firestone has served on the board of directors for the Academy of Canadian Cinema and Television and the Academy of Television Arts and Sciences International Council in Los Angeles. Mr. Firestone previously served on the board of directors and the audit committee of Voltari Corporation (“VLTC”), a company in the business of acquiring, financing and leasing commercial real properties from 2011 to 2019. Mr. Firestone has led two successful initial public offerings and, in 1998, was nominated for entrepreneur of the year. Mr. Firestone obtained a degree in commerce from McMasters University. Mr. Firestone has extensive experience in financial reporting, which, in addition to his past service on other boards, enables him to advise our Board on a range of matters, including financial matters, and makes him qualified to serve as our director.

Hunter C. Gary
Director

Age: 48

Director since: 2018

CVI Board Committees:
Compensation, Chair
Environmental, Health & Safety

Current Public Company Directorships:
Conduent Inc. (since August 2020)
Herc Holdings Inc. (since May 2022)

Former Public Company Directorships [2]:
Tropicana Entertainment Inc. (2010 to 2018)
Cadus Corporation (2014 to 2018)
CVR Refining, LP (2018 to 2019)
Herbalife Ltd. (2014 to 2021)
CVR Partners, LP (2018 to 2021)

Mr. Gary has served as our director since September 2018. Mr. Gary has served as Senior Managing Director of IEP and has been employed by IEP since November 2010. At IEP, Mr. Gary is responsible for monitoring portfolio company operations, implementing operational value enhancement and leading operational activities in areas including, technology, merger integration, supply chain, organization transformation, real estate, recruiting, business process outsourcing, SG&A cost reduction, strategic IT projects, and executive compensation. Mr. Gary has served in various roles at IEP, including President of IEP’s Real Estate segment since November 2013 and head of IEP’s Information Technology and Cybersecurity group since September 2015. Mr. Gary has served as President and Chief Executive Officer of Cadus Corporation (“Cadus”), a company engaged in the acquisition of real estate for renovation or construction and resale, from March 2014 until June 2018. Prior to both IEP and Cadus, Mr. Gary had been employed by Icahn Associates Corporation (“IA”), an affiliate of IEP, in various roles since June 2003, most recently as the Chief Operating Officer of Icahn Sourcing LLC, a group purchasing organization focused on leveraging the aggregated spend of its collective members.

Mr. Gary has been a director of: Herc Holdings Inc. (“Herc”), an equipment rental company, since May 2022; 767 Auto Leasing LLC (“767”), an automotive leasing company, since April 2021; NS Beach Club LLC (“NSBC”) a country club operator, since February 2021; New Seabury

1 ACF, AIM, ARI, BA, Cadus, CVRR, CVR Partners, EECH, FDML, Ferrous, IA, IAG, IEP, Icahn Capital, IAG, IEHAP, IEP, INV, NSH, NSBC, PBYS, PSC, TAC, TEI, TEC, VKSC, Vivus, VLTC, WPH, XO and 767 each are or previously were indirectly controlled by Carl C. Icahn. Mr. Icahn also has or previously had a non-controlling interest in Conduent, Enzon, HLF, Herc, and Sandridge through the ownership of securities.
2 Represents a listing of former public company directorships held in the last five years.

Hunter C. Gary Director (continued)
Homes LLC (“NSH”), a developer of single-family homes, since February 2021; Vivus Inc. (“Vivus”), a pharmaceutical company, since December 2020; Conduent Inc. (“Conduent”), a business process outsourcing company, since August 2020; Eagle Entertainment Cayman Holdings Company LTD (“EECH”), a timeshare and resort, since October 2018; Icahn Automotive Group LLC (“IAG”), an automotive parts installer, retailer and distributor, since February 2016; and The Pep Boys - Manny, Moe & Jack (“PBYS”), an automotive parts installer and retailer, since February 2016; and WestPoint Home LLC (“WPH”), a home textiles manufacturer, since June 2007.

Mr. Gary was previously a director of: PSC Metals Inc. (“PSC”), a metal recycling company, from May 2012 until December 2021; ACF Industries LLC (“ACF”), a railcar manufacturing company, from July 2015 until September 2021; the general partner of CVR Partners, from September 2018 until March 2021; Herbalife Nutrition Ltd. (“HLF”), a nutrition company, from April 2014 until January 2021; IEH AIM LLC (“AIM”), an auto parts buying group, from March 2017 until September 2019; IEH BA LLC (“BA”), a seller of imported auto parts, from March 2017 until June 2019; Ferrous Resources Limited (“Ferrous”), an iron ore mining company, from June 2015 until August 2019; the general partner of CVR Refining, L.P. (“CVRR”), an independent downstream energy limited partnership, from September 2018 until February 2019; Tropicana Entertainment Cayman Holdings Co. Ltd. (“TEC”), a casino and resort holding company, from January 2011 until October 2018; Tropicana Entertainment Inc. (“TEI”), a company that is primarily engaged in the business of owning and operating casinos and resorts, from March 2010 to October 2018; Cadus and Cadus Technologies Inc., from February 2014 to June 2018; Icahn Nevada Management Corp. (“INV”), the owner and management company of an unfinished casino and resort, from June 2014 to November 2018; Tropicana Atlantic City Corp. (“TAC”), a casino and hotel in New Jersey, from May 2014 until September 2018; XO Holdings (“XO”), a provider of telecom services, from September 2011 to January 2018; and IEH Auto Parts LLC (“IEHAP”), a distributor of automotive aftermarket parts, from June 2015 to May 2017; Federal-Mogul Holdings Corporation (“FDML”), a supplier of automotive powertrain and safety components, from October 2012 to February 2016; VLTC, from October 2007 to September 2015; American Railcar Industries, Inc. (“ARI”), a railcar manufacturing company, from January 2008 to June 2015; and Viskase Companies Inc. (“VKSC”), a meat casing company, from August 2012 to June 2015.

Mr. Gary received his Bachelor of Science degree with senior honors from Georgetown University, as well as a certificate of executive development from Columbia Graduate School of Business. Mr. Gary’s experience in operations and oversight matters for a variety of companies and service on other public company boards, enable him to advise our Board on a range of matters and make him qualified to serve as our director.

David L. Lamp
Director

Age: 65

Director since: 2018

CVI Board Committees:
Special

Current Public Company Directorships:
CVR Partners, LP (since January 2018)

Former Public Company Directorships [2]:
CVR Refining, LP (2018 to 2019)

Mr. Lamp has served as our director since January 2018. Mr. Lamp has also served as our President and Chief Executive Officer and as the Executive Chairman of the general partner of CVR Partners since December 2017, and as a member of the board of directors of the general partner of CVR Partners since January 2018, including as chairman of the board of directors of the general partner of CVR Partners from January 2018 to March 2023. Mr. Lamp has more than 40 years of technical, commercial and operational experience in the refining and chemical industries. He previously served as a director of the general partner of our affiliate, CVRR, from January 2018 to February 2019; and as president and chief operating officer of Western Refining, Inc. (“WNR”), formerly an independent refining and marketing company, from July 2016 until its sale to Andeavor (then Tesoro Corporation) in June 2017. Mr. Lamp serves on the board of directors of the American Fuel & Petrochemical Manufacturers Association and is a past chairman. Mr. Lamp graduated from Michigan State University with a Bachelor of Science in Chemical Engineering. We believe Mr. Lamp’s extensive knowledge and experience in the refining and chemical industries, as well as his significant background serving in key executive roles at public and private companies, and strong leadership skills make him well qualified to serve as our director.

Stephen Mongillo
Independent Director

Age: 61

Director since: 2012

CVI Board Committees:
Audit, Chair
Nominating and Corporate Governance
Special

Current Public Company Directorships:
Icahn Enterprises L.P. (since March 2020)

Former Public Company Directorships [2]:
Herc Holdings, Inc. (2016 to 2018)

Mr. Mongillo has served as our director since May 2012. Mr. Mongillo is currently the Chairman and Chief Executive Officer of AMPF, Inc., a distributor of picture frame mouldings and supplies of which he is the principal shareholder. Since November, 2022 Mr. Mongillo has been an equity member of Manufactured Housing Partners LLC (“MHP”), a private real estate management company. Mr. Mongillo is a private investor and currently serves as a director and chairman of the audit committee of IEP. From January 2008 to January 2011, Mr. Mongillo served as a Managing Director of Icahn Capital LP, the entity through which Mr. Icahn managed third-party investment funds. Prior to joining Icahn Capital LP, Mr. Mongillo worked at Bear Stearns for ten years, most recently as a Senior Managing Director overseeing the leveraged finance group’s efforts in the healthcare, real estate, gaming, lodging, leisure, restaurant and education sectors. Mr. Mongillo has previously served as a director of Herc, from 2016 to 2018. Mr. Mongillo received a B.A. from Trinity College and an M.B.A. from the Amos Tuck School of Business Administration at Dartmouth College. Based on Mr. Mongillo’s over 25 years of experience in the financial industry and his strong understanding of the complex business and financial issues encountered by large, complex companies, we believe that Mr. Mongillo’s set of skills make him qualified to serve as our director.

Ted Papapostolou
Chairman and Director

Age: 43

Director since: March 2023

CVI Board Committees:
Compensation
Nominating and Corporate Governance
Special

Current Public Company Directorships:
Icahn Enterprises L.P. (since December 2021)
Viskase Companies, Inc. (since April 2020)
Mr. Papapostolou has served as the Chief Financial Officer and the Chief Accounting Officer of IEP, since November 2021 and April 2020, respectively. Mr. Papapostolou has served as a director of IEP since December 2021 and as its secretary since April 2020. Mr. Papapostolou served in various progressive accounting positions at IEP from March 2007 to March 2020. Previously, Mr. Papapostolou worked at Grant Thornton LLP in their audit practice. Mr. Papapostolou has served as director of VKSE, since April 2020. Mr. Papapostolou received his M.B.A. from The Peter J. Tobin College of Business at Saint John's University and his B.B.A. from Frank G. Zarb School of Business at Hofstra University. Mr. Papapostolou’s significant financial expertise and experience serving in key leadership roles with public entities, among other qualities, make him well qualified to serve as our director.
James M. Strock Independent Director Age: 66 Director since: 2012 CVI Board Committees: Audit Nominating and Corporate Governance, Chair Environmental, Health and Safety, Chair
Mr. Strock has served as our director since May 2012. Mr. Strock is the Chief Executive Officer of Serve to Lead Group, Inc., which he founded in 1997. Serve to Lead Group, Inc. serves diverse sectors including: finance, manufacturing, transportation, technology, defense, aerospace, health care, real estate, chemicals, professional services, insurance, environmental safety and health, remediation, clean tech, sustainability, energy, and medical cannabis. Mr. Strock, individually and as part of various teams and organizations, serves various functions, including: management, project management, financing, sales and marketing, stakeholder engagement, public advocacy, communication (including new media), crisis communication, strategic planning, regulatory compliance, negotiation, mediation, facilitation, human resources, and training. Mr. Strock has served in senior executive and board positions in the public, private, and not-for-profit sectors. He served as California’s founding Secretary for Environmental Protection, and as Assistant Administrator for Enforcement (chief law enforcement officer) of the U.S. Environmental Protection Agency. He has worked extensively on climate-related matters and risks in the public, private, and not-for-profit sectors. Mr. Strock is the author of three books on leadership, management, and communication, and a fourth on political reform. Mr. Strock holds an A.B. from Harvard College and a J.D. from Harvard Law School. He served as captain in the USAR-JAGC. Based upon Mr. Strock’s extensive business and public service experience, which enable him to assist boards in meeting their responsibilities in various functions, we believe that Mr. Strock’s set of skills make him qualified to serve as our director.

Vote Required

Please indicate your vote for Proposal 1 (Election of Six Director Nominees Named in this Proxy Statement). Your vote may be cast “FOR ALL” of the Director Nominees, “WITHHOLD ALL” of the Director Nominees, or “FOR ALL EXCEPT” with respect to one or more of the Director Nominees. If you withhold your vote with respect to any Director Nominee, your vote will have no effect on the election of such nominee.

EXECUTIVE OFFICERS

While the Board provides high-level strategy and guidance for the Company, our day-to-day activities are carried out by our executive officers. Our executive officers are appointed by the Board and act within the authorities granted by the Board and our organizational documents. In this Proxy Statement, we refer to the executive officers of our Company as our “executive officers.” The following table sets forth the names, positions, ages, background, experience, and qualifications of the current executive officers of the Company, other than Mr. Lamp, who is listed under “Director Nominees” above.

Name, Position and Age	Principal Occupation, Experience and Qualifications
Dane J. Neumann Age: 39 Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary (since October 2021)
Mr. Neumann has served as our Executive Vice President, Chief Financial Officer and Assistant Secretary and as our Treasurer, and in those same roles for our affiliate, the general partner of CVR Partners, since October 2021 and February 2022, respectively. Prior to that, he served as our Interim Chief Financial Officer from August to October 2021, and as Vice President – Finance & Treasurer from June 2020 to October 2021, and in those same roles for the general partner of CVR Partners, as well as in various other roles within our finance organization since June 2018, including Vice President of Financial Planning & Analysis and Director of Projects & Controls. Mr. Neumann has nearly 15 years of experience in the refining and petrochemicals industry in areas relating to finance, accounting, business development, planning and analytics. Before joining CVR Energy, Mr. Neumann served in various roles of increasing responsibility for several formerly publicly traded refining and marketing entities, including Andeavor and its affiliates from March 2011 until June 2018, including as director of commercial business planning and analytics from June 2017 until June 2018; and director of financial planning and analysis for WNR and its affiliates, from 2017 until its acquisition by Andeavor (then Tesoro Corporation) in June 2017. Mr. Neumann obtained a Bachelor of Science in Finance and Political Science and a Master of Business Administration from the University of Minnesota and is a Certified Public Accountant.

Mark A. Pytosh Age: 58 Executive Vice President—Corporate Services (since January 2018)
Mr. Pytosh has served as our Executive Vice President – Corporate Services since January 2018, as well as a Director and the President and Chief Executive Officer of our affiliate, the general partner of CVR Partners, since 2011 and 2014, respectively. Mr. Pytosh has over thirty years of experience in senior executive roles, including as chief financial officer, with various companies in the fertilizer, petroleum refining, environmental, power, solid waste and investment banking industries. Mr. Pytosh has served as a director of the University of Illinois Foundation since 2007 and The Fertilizer Institute since 2015. Mr. Pytosh received a Bachelor of Science degree in chemistry from the University of Illinois, Urbana-Champaign.

Melissa M. Buhrig Age: 48 Executive Vice President, General Counsel and Secretary (since July 2018)	Ms. Buhrig has served as our Executive Vice President, General Counsel and Secretary, and in that same role for our affiliate, the general partner of CVR Partners, since July 2018. Prior to joining CVR Energy, Ms. Buhrig served as executive vice president, general counsel and secretary of Delek US Holdings, Inc., a downstream energy company operating in the areas of refining, logistics, convenience stores, and asphalt, and the general partner of Delek Logistics Partners, LP, a master limited partnership with crude oil and refined product logistics and marketing assets, from October 2017 to June 2018, and held various positions with WNR, from November 2005 until July 2017 including senior vice president - services and compliance officer from August 2016 until WNR’s acquisition by Andeavor (then Tesoro Corporation) in June 2017. Ms. Buhrig received a Bachelor of Arts in Political Science from the University of Michigan and a Juris Doctor with honors from the University of Miami School of Law.

Name, Position and Age	Principal Occupation, Experience and Qualifications
C. Douglas Johnson Age: 58 Executive Vice President and Chief Commercial Officer (since March 2021)
Mr. Johnson has served as our Executive Vice President and Chief Commercial Officer since March 2021. Mr. Johnson has more than 34 years of experience in the refining and petrochemicals industry in areas relating to crude, feedstock, product and process optimization, commercial activities, marketing, logistics and capital utilization. Prior to joining CVR Energy, he served as vice president, Asia for Marathon Petroleum Corporation (“Marathon”) and vice president, Asia with Andeavor, which was acquired by Marathon in 2018. From 2004 to June 2017, Mr. Johnson served in various roles with WNR, which was acquired by Andeavor (then Tesoro Corporation) in June 2017, including as president of the general partner of Western Refining Logistics, LP, a master limited partnership operating terminals, pipelines and other logistics assets, and as senior vice president, supply and trading. Prior to WNR, Mr. Johnson held various commercial and marketing roles with ConocoPhillips, Tosco and BP. Mr. Johnson received a Bachelor of Science in Management Science from Wright State University, with a concentration in statistics.

Michael H. Wright, Jr. Age: 52 Executive Vice President and Chief Operating Officer (since January 2022)
Mr. Wright has served as our Executive Vice President and Chief Operating Officer since January 2022. Mr. Wright has nearly 34 years of experience in the refining and petrochemical industry, including refinery operations, capital project management, crude supply/logistics and refining industry consulting. Mr. Wright joined CVR Energy as a Project Manager in July 2019 and most recently served as our Vice President – Capital Projects from December 2019 to January 2022. Prior to joining CVR Energy, Mr. Wright served as Senior Consultant – Refining for Solomon Associates, an energy industry consulting firm, from September 2018 to July 2019, and in several senior roles with HollyFrontier Corporation, a publicly traded independent petroleum refiner, from 2005 to February 2018, including Vice President – Crude Supply from April 2015 to February 2018; Vice President and Refinery Manager of the Woods Cross Refinery from 2013 to 2015; and Vice President of Capital Projects from 2005 to 2013. Mr. Wright received both a Bachelor of Science in Mechanical Engineering and a Master of Business Administration from the University of Utah.

Jeffrey D. Conaway Age: 48 Vice President, Chief Accounting Officer & Corporate Controller (since August 2021)
Mr. Conaway has served as our Vice President, Chief Accounting Officer & Corporate Controller, and in that same role for our affiliate, the general partner of CVR Partners, since August 2021. Mr. Conaway has over 25 years of experience in finance, accounting and auditing services. Mr. Conaway previously served as our Director – Commercial & Operations Accounting, and in that same role for the general partner of CVR Partners, since August 2020. Prior to joining CVR Energy, Mr. Conaway served as assistant controller of Patterson-UTI Energy, Inc., an oilfield services company, from February 2019 and in various roles of increasing responsibility at CITGO Petroleum Corporation, a refiner, transporter and marketer of motor fuels, lubricants, and petrochemicals, since August 2010, including senior advisor from November 2017 to February 2019 and assistant controller – manufacturing & operations accounting from July 2014 until November 2017. Mr. Conaway obtained a Bachelor of Business Administration with a concentration in Accounting and a Master of Business Administration from Angelo State University and is a Certified Public Accountant.

COMPENSATION DISCUSSION AND ANALYSIS

In this compensation discussion and analysis (“CD&A”) we provide stockholders with an overview of our compensation philosophy, objectives, policies, and practices during 2022, as well as the factors considered by our Compensation Committee in making compensation decisions for our “named executive officers” listed below in 2022. This CD&A should be read together with the compensation tables and related disclosures set forth below. This CD&A may contain forward-looking statements that are based on our current plans, considerations, expectations, and determinations regarding future compensation actions. Our actual compensation actions may differ materially from the currently planned programs and payouts summarized in this discussion.

Named Executive Officers

This CD&A focuses on the compensation of our named executive officers, which for 2022 include:

David L. Lamp	President and Chief Executive Officer
Dane J. Neumann	Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary
Mark A. Pytosh	Executive Vice President—Corporate Services
Melissa M. Buhrig	Executive Vice President, General Counsel and Secretary
Michael H. Wright, Jr.	Executive Vice President and Chief Operating Officer

Compensation Philosophy, Objectives and Processes

In establishing named executive officer compensation, our Compensation Committee generally seeks to compensate named executive officers in a way that meaningfully aligns their interests with the interests of our stockholders, including:
•Incentivizing important business priorities such as safety, reliability, environmental performance, and earnings growth;
•Aligning the named executive officers’ interests with those of our stockholders and stakeholders, including providing long-term economic benefits to the stockholder;
•Providing competitive financial incentives in the form of salary, bonuses, and benefits with the goal of retaining and attracting talented and highly motivated executive officers; and
•Maintaining a compensation program whereby the named executive officers, through exceptional performance and incentive awards, have the opportunity to realize economic rewards commensurate with appropriate gains of other stockholders and stakeholders.

The Compensation Committee takes these main objectives into consideration when creating its compensation programs, setting each element of compensation under those programs, and determining the proper mix of the various compensation elements. Named executive officer compensation will generally include a mix of fixed elements, intended to provide stability, as well as variable elements, which align pay and performance, incentivizing and rewarding our named executive officers in years in which the Company achieves superior results.

The Compensation Committee also generally considers, among other factors, the success and performance of the Company, the contributions of named executive officers to such success and performance and the current economic conditions and industry environment in which the Company operates. From time to time, the Compensation Committee may utilize various tools in evaluating and establishing named executive officer compensation, including their own knowledge, experience, and judgment, as well as some or all of the following:
•Input from Board members or management. The Compensation Committee may, from time to time, ask that certain members of the Board or management provide information and recommendations relating to named executive officer compensation. Such information typically includes the named executive officers’ roles and responsibilities, job performance, the Company’s performance generally and among the industry, and such other information as may be requested by the Compensation Committee.
•Market data and peer comparisons. The Compensation Committee may utilize market data derived from common executive pay practices and industry companies supplemented with broad-based compensation survey data or survey data from the energy, refining, and chemical industries that influence the competitive market for executive talent or from companies comparable to the Company in terms of size and scale.

•The analysis, judgment, and expertise of an independent compensation consultant. The Compensation Committee may, from time to time, engage an independent outside compensation consultant periodically to provide a comprehensive analysis and recommendations regarding named executive officer compensation, although a compensation consultant was not engaged in 2022.

Compensation Risk Assessment

Our Compensation Committee periodically evaluates and considers risks of our compensation policies and practices as generally applicable to employees, including our named executive officers. Our Compensation Committee believes that our policies and practices do not encourage excessive or unnecessary risk-taking and are not reasonably likely to have a material adverse effect on us. In reaching this conclusion, our Compensation Committee reviewed and discussed the design features, characteristics, and performance metrics of our compensation programs, approval mechanisms for compensation, and observed the following factors, among others, which the Compensation Committee believes reduces risks associated with our compensation policies and practices:
•Our compensation policies and practices are centrally designed and administered;
•Our compensation is balanced among (i) fixed components like base salary and benefits, (ii) variable incentives tied to a mix of financial and operational performance, and (iii) variable long-term incentives;
•The Compensation Committee has discretion to adjust performance-based awards when appropriate based on our interests and the interests of our stockholders; and
•Certain elements of our compensation contain claw-back provisions.

Compensation Process for 2022

In setting named executive officer compensation for 2022, the Compensation Committee considered the philosophies and objectives described above, but did not engage an independent compensation consultant or reference any reports from an independent compensation consultant. Instead, members of the Compensation Committee utilized their own knowledge, experience, and judgment in assessing reasonable compensation and ensuring compensation levels remain competitive in the marketplace, consulted with Mr. Lamp regarding compensation for all named executive officers (other than Mr. Lamp), and also considered the following:
•The Company’s financial and operational performance;
•Each named executive officer’s compensation levels and performance in 2021;
•Total compensation for which each named executive officer would be eligible in 2022, including the expected ratio of salary to bonus; and
•The “variable” or “at risk” components of the named executive officer compensation.

The Compensation Committee further considered the advisory vote of stockholders from its 2022 Annual Meeting, in which stockholders overwhelmingly approved, on an advisory basis, named executive officer compensation for 2021, which utilized a three-pronged program balancing base salary with annual performance-based bonus targets and long-term incentives, both reflected as a percentage of base salary. The Compensation Committee concluded this three-pronged program, which is the same utilized for all management employees of the Company, supports the objectives described above, and elected to keep the compensation structure for 2022 compensation the same as 2021, as follows:

Element	Primary Objectives	Approved 2022 Compensation
Base Salary	•Attract and retain high-caliber executives to lead the Company •Provide competitive financial incentives •Reward individual performance	2022 Base Salary increased between 2.5% and 12.5% based on individual performance and/or total relative compensation levels*
Annual Performance-Based Bonus
•Attract and retain high-caliber executives to lead the Company
•Incentivize important business priorities
•Align interests of executives with those of our stockholders
•Provide competitive financial incentives
Same target payout percentages as 2021 and substantially equivalent plan document and performance metrics as described below
Long Term Incentive Awards
•Attract and retain high-caliber executives to lead the Company
•Align interests of executives with those of stockholders
•Provide competitive financial incentives
•Promote continuity and retention of management
Same percentage of Base Salary and terms as 2021, vesting ratably over three years subject to vesting conditions
* Excludes Mr. Lamp, whose base salary is established in his employment agreement dated December 22, 2021 (the “2021 Employment Agreement”).

The Compensation Committee also consulted with the compensation committee (the “UAN Committee”) of the board of directors of the general partner of CVR Partners relating to Mr. Pytosh’s 2022 compensation, as 60% of his compensation is determined by the UAN Committee, based on the general allocation of his time spent performing services for CVR Partners (60%) and CVR Energy (40%). The Compensation Committee believes the process and objectives utilized by the UAN Committee in setting named executive officer compensation, as well as the structure and elements of such compensation, are generally consistent with those utilized by the Compensation Committee. Although the UAN Committee does not determine any part of their compensation, Messrs. Lamp and Neumann and Ms. Buhrig are also executive officers of the general partner of CVR Partners.

2022 Target Compensation Mix

The 2022 target compensation mix for our CEO and our other named executive officers was predominantly variable and “at risk”, at 72.5% and 71.5%, respectively.

2022 Target Compensation Mix

(1)Comprised of the sum of our CEO’s (i) 2022 base salary, (ii) target annual performance-based bonus awarded by the Compensation Committee under the 2022 CVR Energy, Inc. Performance-Based Bonus Plan (the “2022 CVI Plan”), and (iii) grants in connection with the long-term incentive plan of CVR Energy (“CVI LTIP”).
(2)Comprised of the average of the named executive officers’ (excluding our CEO’s) (i) 2022 base salaries, including, for Mr. Pytosh, that portion of his base salary determined by the UAN Committee; (ii) target annual performance-based bonuses awarded by the Compensation Committee under the 2022 CVI Plan, and for Mr. Pytosh, that portion of his target annual performance-based bonus awarded by the UAN Committee under the 2022 CVR Partners, LP Performance-Based Bonus Plan (the “2022 UAN Plan”); and (iii) grants of long-term incentive awards awarded by the Compensation Committee in connection with the CVI LTIP, and for Mr. Pytosh, grants of long-term incentive phantom awards by the UAN Committee in connection with the long-term incentive plan of CVR Partners (the “UAN LTIP”).

Compensation Elements for 2022

Base Salary. Base salaries are set at a level intended to enable CVR Energy to hire and retain executives and to reward individual and Company performance. The Compensation Committee approved the following base salaries for our named executive officers for 2022:

Named Executive Officer	2021 Base Salary	2022 Base Salary	Increase from Prior Year
David L. Lamp (1)	$1,000,000	$1,100,000	10.0%
Dane J. Neumann (2)	400,000	450,000	12.5%
Mark A. Pytosh (3)	590,284	607,993	3.0%
Melissa M. Buhrig	570,413	598,934	5.0%
Michael H. Wright, Jr. (4)	—	500,000	—%

(1)Mr. Lamp’s base salary was increased to $1,100,000 in December 2021 in connection with his 2021 Employment Agreement; prior to this increase, his base salary had not been changed since December 2017, the date of his prior employment agreement. See the section entitled “Employment Agreements” for details.
(2)Mr. Neumann’s 2021 base salary was approved by the Compensation Committee in connection with his promotion to Chief Financial Officer in October 2021; the Compensation Committee approved increases to his base salary in March and October 2022 due in part to his strong performance.
(3)Mr. Pytosh’s base salaries for 2021 and 2022 comprised $236,113 and $243,197, respectively, determined by the Compensation Committee and $354,171 and $364,796, respectively, determined by the UAN Committee.
(4)Mr. Wright’s 2022 base salary was approved by the Compensation Committee in connection with his appointment as Chief Operating Officer in January 2022; his 2021 base salary is excluded from this table, as he was not a named executive officer of the Company or its affiliates during 2021.

2021 Annual Performance-Based Bonus Plan Results. During 2022, the Compensation Committee evaluated the metrics included in the 2021 CVR Energy Performance-Based Bonus Plan (the “2021 CVI Plan”), as well as the Compensation Committee’s objectives of rewarding employees (including named executive officers) for measured performance, aligning employee’s interests with those of its stockholders, encouraging employees to focus on targeted performance, and providing employees with the opportunity to earn additional compensation based on their and the Company’s performance. In February 2022, based on these considerations and after determining that CVR Energy had achieved the Adjusted EBITDA Threshold under the 2021 CVI Plan, the Compensation Committee approved payouts to Messrs. Lamp, Neumann, and Pytosh, and Ms. Buhrig under the 2021 CVI Plan of $1,710,000, $250,400, $351,900 and $793,500, respectively, approximately 114% of their target annual bonus, which were paid in 2022.

In February 2022, the UAN Committee evaluated the metrics included in CVR Partners’ annual performance-based bonus program for 2021 (the “2021 UAN Plan”), which applies to all eligible employees of the Partnership’s subsidiaries and Mr. Pytosh, and the UAN Committee’s objectives which are generally aligned with those of the Compensation Committee detailed above, and after determining that CVR Partners had achieved the Adjusted EBITDA Threshold under the 2021 UAN Plan, approved payout to Mr. Pytosh under the 2021 UAN Plan of $482,200, approximately 102% of his respective target annual bonus based on his base salary for CVR Partners.

2022 Annual Performance-Based Bonus. In February 2022, the Compensation Committee considered the objectives and factors detailed above and, following consultation with Mr. Lamp:

•Approved the 2022 CVI Plan, which applies to all full-time employees of CVR Energy and its subsidiaries (other than employees of CVR Partners and its subsidiaries) and contains terms generally consistent with the 2021 CVI Plan; and
•Elected to keep target payouts (as a percentage of base salary) under the 2022 CVI Plan the same as the prior year for existing named executive officers, or 150% for Mr. Lamp, 135% for Mr. Pytosh, and 120% for Messrs. Neumann and Wright and Ms. Buhrig.

As with the 2021 CVI Plan, payout under the 2022 CVI Plan was dependent first on achievement of an Adjusted EBITDA Threshold1 and then on achievement under the performance measures as specified below, which were substantially similar to the performance measures in the 2021 CVI Plan.

EH&S Measures (25% of total payment)

Three measures evenly weighted (33-1/3% each): Total Recordable Incident Rate (“TRIR”), Process Safety Tier 1 Incident Rate (“PSIR”), and Environmental Events (“EE”), with achievement determined based on the following:

Percentage Change (over the prior year)	Bonus Achievement
Increase in Incident Rate or Incidents	Zero
0%	50% of Target Percentage (Threshold)
Decrease > 0% and < 3%	Linear Interpolation between Threshold and Target
Decrease of 3%	Target Percentage
Decrease > 3% and < 10%	Linear Interpolation between Target and Maximum
Decrease of 10% or more, or if TRIR is maintained at or below 1.0, PSIR at or below 0.2 and EE at or below 20	150% of Target (Maximum)

Financial Measures (75% of total payment)

Four measures evenly weighted (25% each), including Reliability, Equipment Utilization, Operating Expense, and Return on Capital Employed (“ROCE”), with achievement determined based on the following:

Reliability	Bonus Achievement
Greater than 8.0%	Zero
8%	50% of Target Percentage (Threshold)
6.01% to 7.99%	Linear Interpolation between Threshold and Target
6%	Target Percentage
5.0% to 5.99%	Linear Interpolation between Target and Maximum
Less than 5.0%	150% of Target (Maximum)

Equipment Utilization (compared to plan)	Bonus Achievement
Less than 95%	Zero
95%	50% of Target Percentage (Threshold)
95.01% to 99.99%	Linear Interpolation between Threshold and Target
100%	Target Percentage
100.01% to 104.99%	Linear Interpolation between Target and Maximum
Greater than 105%	150% of Target (Maximum)

Operating Expense (compared to budget)	Bonus Achievement
Greater than 103%	Zero
103%	50% of Target Percentage (Threshold)
100.1% to 102.99%	Linear Interpolation between Threshold and Target
100%	Target Percentage
95% to 99.99%	Linear Interpolation between Target and Maximum
Less than 95%	150% of Target (Maximum)
1 Per the 2022 CVI Plan, (a) Adjusted EBITDA means the Adjusted EBITDA under the CVR Refining, LP Performance-Based Bonus Plan (“2022 CVRR Plan”) and the 2022 UAN Plan, weighted on an absolute basis; and (b) the Adjusted EBITDA Threshold means actual maintenance and sustaining capital expenditures plus reserves for turnaround expenses plus interest on debt for the given performance period and board-directed actions. The Adjusted EBITDA Threshold is not the equivalent of adjusted EBITDA as reflected in the Annual Report. The 2022 CVRR Plan contains the same performance measures as the 2022 CVI Plan and 2022 UAN Plan.

ROCE (Ranking vs. Peer Group)	Bonus Achievement
First (highest)	150% of Target (Maximum)
Second	125% of Target Percentage
Third	112.5% of Target Percentage
Fourth	Target Percentage (100%)
Fifth	75% of Target Percentage
Sixth	50% of Target Percentage (Minimum)
Seventh	Zero

In setting the peer group under the 2022 CVI Plan, the Compensation Committee, in consultation with Messrs. Lamp and Pytosh, evaluated the refining and fertilizer business environments, assessed publicly traded entities in similar business lines and subject to similar regulations as the Company, and thereafter elected to keep peer groups under the 2022 CVI Plan the same as the 2021 CVI Plan, as follows:

Refining Peer Group		Fertilizer Peer Group
Delek US Holdings, Inc.	Marathon Petroleum Co.	CF Industries Holdings, Inc.	LSB Industries, Inc.
HollyFrontier Corp.*	Par Pacific Holdings, Inc.	Flotek Industries, Inc.	Nutrien Ltd.
PBF Energy, Inc.	Valero Energy Corp.	Green Plains Partners LP	The Andersons, Inc.
* now HF Sinclair Corporation

2022 UAN Performance-Based Bonus Plan. Also in February 2022, the UAN Committee approved the 2022 UAN Plan with identical terms and performance measures (including the same Fertilizer Peer Group) as the 2021 UAN Plan. Mr. Pytosh could have received between 0% and 150% of target under the 2022 UAN Plan (which target represented his base salary determined by the UAN Committee) based on the performance of CVR Partners under these performance measures.

2022 Performance-Based Bonus Plan Results. In February 2023, the Compensation Committee and, only with respect to Mr. Pytosh, the UAN Committee, evaluated and certified to the performance metrics contained in the 2022 CVI Plan and the 2022 UAN Plan, respectively, as follows:

•For the 2022 CVI Plan, the Compensation Committee determined that CVR Energy had achieved the Adjusted EBITDA Threshold, certified to the achievement of the performance metrics at 118% of target as detailed below, and as a result approved payouts for Messrs. Lamp, Neumann, Pytosh, and Wright and Ms. Buhrig under the 2022 CVI Plan of $1,947,100, $650,200, $373,500, $648,300, and $886,000, respectively.

	Measure	Measure Achievement	Payout Achievement	Weighted % Achievement
EH&S	TRIR (8.33%)	0.3	150%	12.50%
	PSIR (8.33%)	0.1	150%	12.50%
	EE (8.33%)	15 events	150%	12.50%

Financial (1)	Reliability (18.75%)	3.8%	150%	28.13%
	Equipment Utilization (18.75%)	96.7%	70%	13.13%
	Operating Expenses (18.75%)	103.3%	88%	16.50%
	ROCE (18.75%)	Second	122%	22.88%

Total Measure Achievement				118%
Payout				118%

(1)The Financial Measures Achievement in this table reflects weighted results based on the measures achievement of CVR Partners and CVRR based on their respective Adjusted EBITDA achievement. The Financial Measures Achievement of CVR Partners is set forth below in the 2022 UAN Plan results section and the CVRR Financial Measures Achievement is as follows: Reliability: 3.6%; Equipment Utilization: 97%; Operating Expenses: 98%; and ROCE: Second.

•For the 2022 UAN Plan, the UAN Committee determined that CVR Partners had achieved the Adjusted EBITDA Threshold, certified to the achievement of the performance metrics at 97% of target as detailed below, and as a result, approved payout to Mr. Pytosh under the 2022 UAN Plan of $478,000, as further described in the 2022 Annual Report on Form 10-K filed with the SEC by CVR Partners on February 22, 2023. Other than Mr. Pytosh, no named executive officers received a payout under the 2022 UAN Plan.

	Measure	Measure Achievement	Payout Achievement	Weighted % Achievement
EH&S	TRIR (8.33%)	Decrease of 86%	150%	12.50%
	PSIR (8.33%)	Decrease of 33%	150%	12.50%
	EE (8.33%)	4 events	150%	12.50%

Financial	Reliability (18.75%)	4.2%	150%	28.13%
	Equipment Utilization (18.75%)	96.0%	57%	10.69%
	Operating Expenses (18.75%)	117.0%	—%	—%
	ROCE (18.75%)	Third	113%	21.09%

Total Measure Achievement				97%
Payout				97%

Long-Term Incentive Awards. The Compensation Committee believes long-term incentive compensation is one of the most crucial elements of its compensation program. As part of 2022 compensation, effective December 2021, the Compensation Committee awarded to Messrs. Lamp, Neumann, Pytosh, and Wright and Ms. Buhrig incentive units of 72,533; 23,210; 22,843; 9,235; and 33,075, respectively, which vest in one-third increments each December following the date of award, subject to the terms and conditions of the award agreement, with payout in cash based on the average closing price of a common share of CVR Energy for the ten trading days preceding the vest date.2 Incentive units denominated in CVR Energy common shares were selected by the Compensation Committee to ensure an equity vehicle that represented the value and significance of the Company’s combined petroleum and fertilizer segments’ revenue and operational complexity. Effective December 2021, the UAN Committee awarded to Mr. Pytosh 8,774 phantom units of CVR Partners, as part of his 2022 compensation, which phantom units vest ratably over three years, subject to the terms and conditions of the award agreement.

Equity Ownership Requirements. CVR Energy has not established equity ownership requirements for its executive officers, and all long-term incentive or phantom unit awards, as applicable (including those issued in connection with the CVI LTIP and the UAN LTIP), are generally settled in cash. The Compensation Committee believes that cash-settled awards provide the CEO and the executive officers with a more attractive compensation package and are less burdensome for the Company to administer than equity-settled awards. Additionally, equity-settled compensation in the form of CVR Energy common stock or common units of CVR Partners would dilute the ownership interests of existing stockholders.

Hedging. We have a policy that prohibits our directors and named executive officers from engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of CVR Energy securities by selling CVR Energy securities “short,” and we recommend all employees follow this practice. We also strongly recommend that directors, named executive officers and employees, as well as persons residing in their households, not trade in exchange-traded or other third-party options, warrants, puts and calls or similar instruments on CVR Energy securities, hold CVR Energy securities in margin accounts, or conduct “sales against the box” (i.e., selling of borrowed securities without ownership of sufficient shares to cover the sale).

Clawback / Recoupment of Compensation. In addition to any claw-back provisions applicable under the Dodd-Frank Wall Street Reform and Consumer Protection Act, NYSE listing standards or other applicable laws and regulations, our long-term incentive award agreements and performance-based bonus plans contain provisions providing for cancellation, forfeiture, rescission, repayment, recoupment or claw-back, as applicable, of certain
2 Mr. Wright was not one of our executive officers on the date of the December 2021 award. An additional long-term award of 19,840 incentive units was granted to Mr. Wright on February 16, 2022 in connection with his appointment as an executive officer in January 2022, which, like the awards to the other named executive officers in December 2021 as part of 2022 compensation, vest ratably over three years, subject to the terms and conditions of the award agreement.

compensation paid to our employees, including our named executive officers, under certain circumstances, including in the event of (i) a restatement of CVR Energy’s financial results that would reduce (or would have reduced) the amount of any previously awarded incentive units, (ii) a determination by the Board or the Compensation Committee that the grantee of an award has engaged in misconduct (including by omission) or that an event or condition has occurred, which, in each case, would have given the Company or its subsidiaries the right to terminate the grantee’s employment for cause, (iii) misconduct or gross dereliction of duty resulting in a violation of law or Company policy and causes significant harm to the Company, or (iv) other triggering events defined in the long-term incentive award agreements and CVR Energy performance-based bonus plans. In October 2022, the SEC adopted rules requiring the securities exchanges, including the NYSE, to implement listing standards that require us to adopt a clawback policy meeting certain additional requirements. The Board intends to make any necessary updates to its policies following the effectiveness of the new listing standards.

Perquisites. The total value of all perquisites and personal benefits provided to each of CVR Energy’s named executive officers in 2022 was less than $10,000.

Benefits. During 2022, all named executive officers participated in the health and welfare and retirement (401(k)) plans, which are also generally available to all other qualified salaried employees, except Mr. Wright who did not participate in the health and welfare benefit plans.

Other Forms of Compensation. Mr. Lamp has provisions in his employment agreements with CVR Energy that provide for severance benefits in the event of a termination of his employment under certain circumstances. Additionally, all of our other named executive officers are subject to a Change in Control and Severance Plan (the “CVI Severance Plan”), which provides for severance benefits in the event of employment termination under certain circumstances. These severance provisions are described below in “Change-in-Control and Termination Payments.”

CVR Partners. As noted above, a number of our executive officers, including our named executive officers other than Mr. Wright, also serve as an executive officer of the general partner of CVR Partners. All of our named executive officers receive their compensation and benefits from us, including compensation related to services performed for CVR Partners. In addition to the compensation received by Mr. Pytosh from us, he also receives equity-based and performance-based bonus awards from the UAN Committee in connection with the UAN LTIP and any performance-based bonus plan adopted by CVR Partners. In the future, our other named executive officers may also receive equity-based awards pursuant to or in connection with the UAN LTIP for services provided to CVR Partners.

Pursuant to a Corporate Master Services Agreement (“Corporate MSA”) entered into among certain of our subsidiaries and CVR Partners, certain of its subsidiaries, and its general partner, CVR Partners (or its subsidiaries or its general partner, as the case may be) pays us a monthly fee generally reflecting (a) a pro rata share of personnel costs incurred by us in connection with the employment of our employees who provide services to CVR Partners, including an allocated portion of performance-based bonuses, incentive units, and performance units issued by us to those employees, (b) a pro rata share of certain general and administrative costs based on the estimated portion of such services that are for the benefit of CVR Partners, and (c) various other administrative costs in accordance with the terms of the Corporate MSA. Additional detail regarding the Corporate MSA and our rights and obligations thereunder can be found in the section “Relationships and Related Parties.”

Tax Considerations. Section 162(m) of the Code generally limits deductions by publicly held corporations for compensation paid to its “covered employees” to the extent that the employee’s compensation for the taxable year exceeds $1.0 million. Effective January 1, 2018, “covered employees” include the chief executive officer, chief financial officer, the next three most highly compensated officers serving during the taxable year, and a covered employee for any preceding taxable year beginning after December 31, 2016. The Compensation Committee seeks to maximize the deductibility of compensation under Section 162(m) to the extent doing so is reasonable and consistent with our strategies and goals.

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Hunter C. Gary, Chairman
Jaffrey A. Firestone
Ted Papapostolou

April 19, 2023

COMPENSATION OF NAMED EXECUTIVE OFFICERS
Summary Compensation Table
The following table sets forth the compensation paid to our named executive officers during the years ended December 31, 2022, 2021, and 2020. As of December 31, 2022, all of our named executive officers were employed by an indirect subsidiary of CVR Energy. All compensation paid to such named executive officers is reflected in the table, including compensation attributable to services performed for CVR Partners.

Name and Principal Position	Year	Salary (1)	Bonus (2)	Stock Awards (3)	Non-Equity Incentive Plan Compensation (4)	All Other Compensation (5)	Total

David L. Lamp, President and Chief Executive Officer	2022	$1,100,000	$—	$1,247,425	$1,947,100	$26,312	$4,320,837
	2021	1,000,000	—	1,196,795	1,710,000	3,564	3,910,359
	2020	1,000,000	—	2,144,005	—	20,801	3,164,806
Dane J. Neumann, Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary	2022	$450,000	$—	$453,609	$650,200	$18,740	$1,572,549
	2021	286,961	—	382,965	250,400	440	920,766
Mark A. Pytosh, Executive Vice President—Corporate Services	2022	$607,993	$—	$1,023,993	$851,500	$20,622	$2,504,108
	2021	590,284	—	1,041,190	834,100	2,322	2,467,896
	2020	567,582	21,000	1,772,104	535,700	19,511	2,915,897
Melissa M. Buhrig, Executive Vice President, General Counsel and Secretary	2022	$598,934	$—	$543,574	$886,000	$19,110	$2,047,618
	2021	570,413	—	545,738	793,500	810	1,910,461
	2020	538,125	25,500	923,340	—	17,941	1,504,906
Michael H. Wright, Jr., Executive Vice President and Chief Operating Officer	2022	$500,000	$—	$873,225	$648,300	$19,120	$2,040,645

(1)Amounts in this column reflect, for 2022: (a) for Mr. Lamp, the base salary defined in his 2021 Employment Agreement; (b) for Mr. Neumann, the total base salary received in 2022, including as a result of salary adjustments approved by the CVR Energy Compensation Committee in February and October 2022; (c) for Mr. Wright, the total base salary received in 2022, including for time periods prior to his appointment to Chief Operating Officer in January 2022; and (d) for all other named executive officers, base salary; for 2021: (a) amounts for Mr. Neumann reflect total base salary received in 2021, including for time periods prior to his appointment as Chief Financial Officer in October 2021; and (b) for all other named executive officers, their base salary; and for 2020: named executive officer base salary.
(2)Amounts in this column include a discretionary bonus amount, if any, paid based on individual performance, significant achievements, and related factors.
(3)Amounts in this column reflect the aggregate grant date fair value, as calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC 718”), of incentive units granted to each named executive officer during the periods specified in connection with the CVI LTIP, and for Mr. Pytosh, incentive units granted in connection with the CVI LTIP plus phantom units granted in connection with the UAN LTIP.
(4)Amounts in this column reflect: (a) for 2022, amounts earned under the 2022 CVI Plan, and for Mr. Pytosh, amounts earned under the 2022 CVI Plan and the 2022 UAN Plan, which were paid in March 2023; (b) for 2021, amounts earned under the 2021 CVI Plan, and for Mr. Pytosh, amounts earned under the 2021 CVI Plan and the 2021 UAN Plan; and (c) for 2020, for Mr. Pytosh, amounts earned under the 2020 UAN Plan.
(5)Amounts in this column for 2022 include the following: (a) a company contribution under the CVR Energy 401(k) plan of $18,300 for each of Messrs. Lamp, Neumann, Pytosh, and Wright and Ms. Buhrig; (b) a company contribution under the CVR Energy basic life insurance program of $6,858 for Mr. Lamp, $440 for Mr. Neumann, $2,322 for Mr. Pytosh, $810 for Ms. Buhrig, and $820 for Mr. Wright; and (c) for Mr. Lamp, a retroactive catch-up payment equal to the difference between Mr. Lamp’s prior base salary and the base salary under the 2021 Employment Agreement for the 3-day period from December 22, 2021 to December 24, 2021, of $1,154. Amounts in this column for 2021 include the following: (a) a company contribution under the CVR Energy basic life insurance program of $3,564 for Mr. Lamp, $440 for Mr. Neumann, $2,322 for Mr. Pytosh, and $810 for Ms. Buhrig. Amounts in this column for 2020 include the following: (a) a company contribution under the CVR Energy 401(k) plan of $17,100 for each of Messrs. Lamp and Pytosh and Ms. Buhrig; and (b) a company contribution under the CVR Energy basic life insurance program of $3,701 for Mr. Lamp, $2,411 for Mr. Pytosh, and $841 for Ms. Buhrig.

Grants of Plan-Based Awards

The following table sets forth information concerning amounts that could have been earned by our named executive officers under the 2022 CVI Plan and, with respect to Mr. Pytosh, the 2022 UAN Plan, as well as amounts that were granted in connection with the CVI LTIP and, with respect to Mr. Pytosh, in connection with the UAN LTIP during 2022.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts under Equity Incentive Plan Awards (2)

Name	Bonus Plan / Award Type	Grant Date	Threshold (3)	Target	Maximum	Number of Shares of Stock or Units	Grant Date Fair Value
David L. Lamp	2022 CVI Plan	n/a	$68,750	$1,650,000	$2,475,000
	Incentive Units	12/14/22				41,888	$1,247,425
Dane J. Neumann	2022 CVI Plan	n/a	$22,500	$540,000	$810,000
	Incentive Units	12/14/22				15,232	$453,609
Mark A. Pytosh	2022 CVI Plan	n/a	$13,680	$328,316	$492,474
	2022 UAN Plan	n/a	20,520	492,474	738,711
	Incentive Units	12/14/22				12,348	$367,723
	Phantom Units	12/14/22				6,001	656,269
Melissa M. Buhrig	2022 CVI Plan	n/a	$29,947	$718,721	$1,078,081
	Incentive Units	12/14/22				18,253	$543,574
Michael H. Wright, Jr.	2022 CVI Plan	n/a	$25,000	$600,000	$900,000
	Incentive Units	2/16/22				19,840	$419,616
	Incentive Units	12/14/22				15,232	$453,609

(1)Amounts in these columns reflect amounts that could have been earned by the named executive officers under the applicable plan in respect of 2022 performance with respect to each performance measure, excluding the impact of any individual discretionary performance adjustments. Amounts for Mr. Wright reflect amounts that could have been earned based on his base salary and target bonus percentage in effect upon his appointment as an executive officer. The performance measures for 2022 under the plans were set by the Compensation Committee and the UAN Committee, as applicable, as described in the “Compensation Discussion and Analysis.”
(2)Amounts in these columns reflect the number of and grant date fair value, as calculated in accordance with ASC 718, of (i) incentive units awarded to Messrs. Lamp, Neumann, Pytosh and Wright and Ms. Buhrig during 2022 as part of 2023 compensation in connection with the CVI LTIP; (ii) phantom units awarded to Mr. Pytosh during 2022 as part of 2023 compensation in connection with the UAN LTIP; and (iii) incentive units granted to Mr. Wright in connection with his promotion in February 2022.
(3)For the 2022 CVI Plan and the 2022 UAN Plan, “Threshold” represents the minimum payout under the applicable plan, assuming CVR Energy and CVR Partners, as applicable, each (a) satisfied the Adjusted EBITDA Threshold, and (b) achieved performance under one EH&S measure equal to the prior year performance, resulting in payout of 50% of the 8.33% measure value, or 4.167% of total target payout. For more information and full description of the 2022 CVI Plan and the 2022 UAN Plan, see “Compensation Discussion and Analysis.” However, in certain circumstances, including in the event the Adjusted EBITDA threshold is not achieved, the named executive officers may receive payout that is less than the Threshold or zero.

Employment Agreements

None of our named executive officers have an employment agreement with CVR Energy or its subsidiaries other than Mr. Lamp. On December 22, 2021, CVR Energy and Mr. Lamp entered into a new employment agreement (the “2021 Employment Agreement”), which was effective immediately and superseded and replaced in the entirety, Mr Lamp’s prior employment agreement. The 2021 Employment Agreement has an approximate three-year term, which expires on December 31, 2024, unless otherwise terminated by CVR Energy or Mr. Lamp. Under the 2021 Employment Agreement, in addition to the ability to participate in such health, insurance, retirement and other employee benefit plans and programs of CVR Energy in effect from time to time on the same basis as other senior executives of CVR Energy, Mr. Lamp is also eligible to receive:
•An annual base salary of $1,100,000;
•A performance-based annual cash bonus with a target payment equal to 150% of his annual base salary, to be based upon individual and/or performance criteria as established by the CVI Compensation Committee; and
•For each fiscal year during the term of the 2021 Employment Agreement, an incentive unit award equal to 150% of his base salary (or such other amount as agreed to by the CVR Energy and Mr. Lamp) granted in connection with the CVI LTIP.

The 2021 Employment Agreement provides for the payment of certain severance payments to Mr. Lamp that may be due following termination of his employment under certain circumstances and are described below under “Change-in-Control and Termination Payments,” and requires Mr. Lamp to abide by a perpetual restrictive covenant relating to non-disclosure and non-disparagement, as well as covenants relating to non-solicitation and non-competition that govern during his employment and thereafter for the period severance is paid and, if no severance is paid, for six months following termination of employment.

Mr. Lamp is also eligible to receive an incentive payment of $10 million (the “Incentive Payment”) payable if either the conditions set forth in the 2021 Employment Agreement or the conditions set forth in a separate Performance Unit Award Agreement, as amended on December 22, 2021 (as amended, the “PU Award Agreement”), are fulfilled, as follows:

Agreement	Conditions	Measurement Period
2021 Employment Agreement
•a transaction is consummated that constitutes a Change-in-Control,(1) or
•the Board approves a transaction which, if consummated, would constitute a Change-in-Control(1) and such transaction is consummated on or prior to December 31, 2025
Prior to December 31, 2024
PU Award Agreement	The average closing price of CVR Energy’s common stock is equal to or greater than $60.00 per share (subject to any equitable adjustments required to account for splits, dividends, combinations, acquisitions, dispositions, recapitalizations and the like)	30-trading day period: January 6, 2025 - February 20, 2025

(1)Change-in-Control as defined in the 2021 Employment Agreement.

Payment of the Incentive Payment under the 2021 Employment Agreement or the PU Award Agreement is conditioned upon Mr. Lamp remaining employed with CVR Energy through December 30, 2024 (unless terminated by CVR Energy without cause or by Mr. Lamp for good reason (as defined in the 2021 Employment Agreement) on or after the satisfaction of the foregoing conditions and prior to December 30, 2024). Mr. Lamp will not under any circumstance be entitled to receive more than one Incentive Payment and if he becomes entitled to the Incentive Payment under the terms of the 2021 Employment Agreement, Mr. Lamp will immediately forfeit any right to payments under the PU Award Agreement.

The description of these agreements are qualified in their entirety by the text of such agreements, each of which have been publicly filed with the SEC.

Outstanding Equity Awards at Fiscal Year End 2022

The following table sets forth information concerning outstanding incentive unit awards made by CVR Energy, as well as outstanding phantom unit awards made by CVR Partners, as applicable, that were held by the named executive officers as of December 31, 2022. All of the outstanding shares or units reflected below are subject to accelerated vesting under certain circumstances as described in more detail in the section titled “Change-in-Control and Termination Payments” below.

			Equity Awards That Have Not Vested
Name	Award Type (1)	Grant Date	Number of Shares or Units	Market Value of Shares or Units (2)
David L. Lamp	Incentive Units	12/9/20	44,722	$1,834,944
	Incentive Units	12/8/21	48,355	1,747,550
	Incentive Units	12/14/22	41,888	1,312,770
Dane J. Neumann	Incentive Units	12/9/20	4,502	$184,717
	Incentive Units	12/8/21	15,473	559,194
	Incentive Units	12/14/22	15,232	477,371
Mark A. Pytosh	Phantom Units	12/9/20	31,096	$3,873,007
	Incentive Units	12/9/20	13,536	555,382
	Phantom Units	12/8/21	5,849	701,295
	Incentive Units	12/8/21	15,228	550,340
	Phantom Units	12/14/22	6,001	603,581
	Incentive Units	12/14/22	12,348	386,986
Melissa M. Buhrig	Incentive Units	12/9/20	19,260	$790,238
	Incentive Units	12/8/21	22,050	796,887
	Incentive Units	12/14/22	18,253	572,049
Michael H. Wright	Incentive Units	12/9/20	5,366	$220,167
	Incentive Units	12/8/21	6,156	222,478
	Incentive Units	2/16/22	19,840	717,018
	Incentive Units	12/14/22	15,232	477,371

(1)These incentive or phantom units vest ratably in annual installments in each of the three years following the date of grant, subject to the terms of the applicable award agreement.
(2)This column represents the number of unvested units outstanding on December 31, 2022, multiplied by: (a) for incentive units issued on December 14, 2022, $31.34 (the December 31, 2022, closing price of CVR Energy common stock (the “CVI Closing Price”)); (b) for incentive units issued on December 8, 2021 and February 16, 2022, $36.14 (equal to the CVI Closing Price plus $4.80 in accrued dividends); (c) for incentive units issued on December 9, 2020 and May 19, 2021, $41.03 (equal to the CVI Closing Price plus $9.69 in accrued dividends); (d) for phantom units issued on December 14, 2022, $100.58 (equal to the December 31, 2022 closing price of CVR Partners’ common units (the “UAN Closing Price”)); (e) for phantom units issued on December 8, 2021, $119.90 (equal to the UAN Closing Price, plus $19.32 in accrued distributions); and (f) for phantom units issued on December 9, 2020, $124.55 (equal to the UAN Closing Price, plus $23.97 in accrued distributions).

Equity Awards Vested During Fiscal Year 2022

This table reflects the portion of incentive unit awards made by CVR Energy, as well as phantom unit awards made by CVR Partners, as applicable, that vested during 2022.

		Equity Awards
Name	Award Type	Number of Shares or Units Acquired on Vesting	Value Realized on Vesting
David L. Lamp	Incentive Units	10,912	$472,599	(1)
	Incentive Units	44,723	1,883,286	(2)
	Incentive Units	24,178	899,905	(3)
		79,813	$3,255,790

Dane J. Neumann	Incentive Units	953	$41,274	(1)
	Incentive Units	4,502	189,579	(2)
	Incentive Units	7,737	287,971	(3)
		13,192	$518,824

Mark A. Pytosh	Incentive Units	3,206	$138,852	(1)
	Phantom Units	6,397	888,927	(4) (5)
	Incentive Units	13,536	570,001	(2)
	Phantom Units	31,096	4,321,100	(4)
	Incentive Units	7,615	283,430	(3)
	Phantom Units	2,925	392,857	(6)
		64,775	$6,595,167

Melissa M. Buhrig	Incentive Units	4,474	$193,769	(1)
	Incentive Units	19,260	811,039	(2)
	Incentive Units	11,025	410,351	(3)
		34,759	$1,415,159

Michael H. Wright, Jr.	Incentive Units	753	$29,615	(7)
	Incentive Units	1,222	52,925	(1)
	Incentive Units	5,367	226,004	(2)
	Incentive Units	3,079	114,600	(3)
		10,421	$423,144

(1)For incentive units that vested during fiscal year 2022, the amount reflected includes a per unit value equal to (i) the average closing price of CVR Energy’s common stock in accordance with the agreement, and (ii) $10.89 in accrued dividends.
(2)For incentive units that vested during fiscal year 2022, the amount reflected includes a per unit value equal to (i) the average closing price of CVR Energy’s common stock in accordance with the agreement, and (ii) $9.69 in accrued dividends.
(3)For incentive units that vested during fiscal year 2022, the amount reflected includes a per unit value equal to (i) the average closing price of CVR Energy’s common stock in accordance with the agreement, and (ii) $4.80 in accrued dividends.
(4)For phantom units that vested during fiscal year 2022, the amount reflected includes a per unit value equal to (i) the average closing price of CVR Partners’ common units in accordance with the agreement, and (ii) accrued distributions of $23.97 per unit.
(5)Phantom units and accrued distributions associated therewith have been adjusted to reflect the reverse unit split of CVR Partners’ common units that was effective as of November 23, 2020.
(6)For phantom units that vested during fiscal year 2022, the amount reflected includes a per unit value equal to the average closing price of CVR Partners’ common units in accordance with the agreement, and (ii) accrued distributions of $19.32 per unit.
(7)For incentive units that vested during fiscal year 2022, the amount reflected includes a per unit value equal to (i) the average closing price of CVR Energy’s common stock in accordance with the agreement, and (ii) $7.29 in accrued dividends.

Change-in-Control and Termination Payments

Our named executive officers are entitled to severance and other benefits following the termination of their employment under certain circumstances as follows:

2021 Employment Agreement. If Mr. Lamp’s employment is terminated he is entitled to the following benefits as more fully described in the 2021 Employment Agreement:

Reason for Employment Termination	Accrued Amounts (1)	Severance Payments (2)	LTIP Payout (3)	Incentive Payment (4)
Death, Disability or Termination other than for cause not in connection with a change-in-control	✓	✓	✓
Resignation for good reason	✓	✓	✓
Resignation or Retirement	✓
Termination without cause in connection with a change-in-control (5)	✓		✓	✓
Resignation for good reason in connection with a change-in-control (5)	✓		✓	✓

(1)Includes base salary earned but unpaid through date of termination or resignation, earned but unpaid Annual Bonus for completed fiscal years, unused accrued paid time off, unreimbursed expenses, accrued and vested rights or benefits under any CVR Energy sponsored employee benefit plans.
(2)Includes continuation of base salary for the lesser of (i) six months, and (ii) the remainder of the term, plus a pro-rata Annual Bonus for the fiscal year of termination based on individual achievement and/or performance criteria for such fiscal year, and/or in the case of termination due to disability, payments under CVR Energy’s disability plan(s).
(3)Includes the value of full vesting of any unvested incentive units (and accumulated dividend equivalent rights) but only if such incentive units were granted more than one year prior to the date of termination of employment, calculated based on the 10-day average closing price of a share of CVR Energy common stock.
(4)Equal to $10 million.
(5)Change-in-Control Related Termination (as defined in the 2021 Employment Agreement), occurring within the 120-day period prior to the change of control and payable within 30 days following the consummation of the change in control. For the avoidance of doubt, such benefits are conditioned upon the consummation of a change in control on or prior to December 31, 2025.

As a condition to receiving these severance benefits, Mr. Lamp must execute, deliver and not revoke a general release of claims and abide by restrictive covenants relating to non-solicitation and non-competition during Mr. Lamp’s employment term, and thereafter during the period he receives severance payments or supplemental disability payments, as applicable, or for six months following the end of the term (if no severance or disability payments are payable), as well as a perpetual restrictive covenant relating to non-disclosure and non-disparagement and covenants relating to non-solicitation and noncompetition. If any payments or distributions due to Mr. Lamp under his 2021 Employment Agreement would be subject to the excise tax imposed under Section 4999 of the Code, then such payments or distributions will be “cut back” only if that reduction would be more beneficial to him on an after-tax basis than if there was no reduction. The meaning of all terms used, but not defined in this description of these benefits to which Mr. Lamp is entitled upon employment termination, are as defined in the 2021 Employment Agreement and are qualified thereby in the entirety.

CVI Severance Plan. Messrs. Neumann, Pytosh and Wright and Ms. Buhrig do not have employment agreements. However, under the CIC and Severance Plan, Messrs. Neumann, Pytosh and Wright and Ms. Buhrig are generally eligible for certain payments in the event of their involuntary termination (other than for cause, as defined in the CVI Severance Plan) or their resignation for good reason (as defined in the CVI Severance Plan) in connection with a change-in-control, as follows:

Reason for Employment Termination	Accrued Amounts (1)	Severance Payments (2)	Vesting Acceleration (3)
Involuntary termination (other than for cause) in connection with a change-in-control (4)	✓	✓	✓
Resignation for good reason in connection with a change-in-control (4)	✓	✓	✓

(1)The sum of any base pay earned but unpaid through the date of termination, any unused accrued paid time off in accordance with the applicable paid time off policy, any unreimbursed expenses in accordance with the applicable expense reimbursement policy, and any accrued and vested rights or benefits under any CVR Energy sponsored employee benefits plans.
(2)The sum of (a) twelve (12) months of base pay, plus (b) the average of the annual bonuses actually paid during the three calendar years immediately preceding (or for such shorter period of time or 100% of target bonus, if applicable).
(3)Accelerated vesting as to 100% of any unvested incentive awards, calculated based on the 20-day average closing price of a share or common unit of CVR Energy or the Partnership, as applicable, plus any accrued dividends declared and paid through the vest date.
(4)Occurring within the 120 days preceding or the 24 months following a change-in-control (as defined in the CVI Severance Plan).

Payout of these amounts are subject to various conditions including the execution of a release agreement, a perpetual restrictive covenant relating to non-disclosure and non-disparagement and covenants relating to non-solicitation and non-competition for a period of 12 months.

Award Agreements. Under the award agreements issued in connection with the CVI LTIP and UAN LTIP, each of Messrs. Lamp, Neumann, Pytosh and Wright and Ms. Buhrig are also eligible for accelerated vesting of certain unvested incentive units upon certain termination events, which generally represents the right to receive, upon vesting, a cash payment equal to (i) the number of units times the average closing price of a common share of CVR Energy or a common unit of CVR Partners, as applicable, for the ten trading days preceding the vest date, plus (ii) the per unit cash value of dividends declared and paid by CVR Energy and distributions declared and paid by CVR Partners, as applicable, from the grant date to and including the vest date. These awards generally provide for acceleration upon certain termination events, as follows:
•For awards issued after February 21, 2022, if the incentive units or phantom units, as applicable, are cancelled or if such named executive officer (a) is terminated other than for cause or (b) is terminated due to death or disability, then the portion of any award scheduled to vest within twelve months of such event becomes immediately vested and the remaining portion is forfeited.
•For awards issued before February 21, 2022, if the incentive units or phantom units, as applicable, are cancelled or if such named executive officer (a) is terminated other than for cause or (b) is terminated due to death or disability, then the portion of any award scheduled to vest in the year such event occurs shall become immediately vested and the remaining portion is forfeited.

Cash Severance and Accelerated Vesting Payments

The following table reflects the value of potential post-employment payments and benefits to the named executive officers assuming the triggering employment termination event took place on December 31, 2022. The actual payments to which a named executive officer would be entitled may only be determined based upon the actual occurrence and circumstances surrounding the termination.

Name and Severance Benefit	Death	Disability	Retirement	Termination without Cause		Resignation for Good Reason
				(1)	(2)	(1)	(2)
David L. Lamp
Benefits Continuation	$—	$—	$—	$—	$—	$—	$—
Accrued Amounts (3)	1,947,100	1,947,100	1,947,100	1,947,100	1,947,100	1,947,100	1,947,100
Accelerated Vesting - Incentive Units (4)	3,967,634	3,967,634	—	3,967,634	3,967,634	3,536,886	3,967,634
Cash Severance (5)	550,000	550,000	—	550,000	10,000,000	550,000	10,000,000
Total Amount	$6,464,734	$6,464,734	$1,947,100	$6,464,734	$15,914,734	$6,033,986	$15,914,734

Dane J. Neumann
Benefits Continuation	$—	$—	$—	$—	$—	$—	$—
Accelerated Vesting - Incentive Units (6)	156,636	156,636	—	156,636	1,206,847	—	1,206,847
Cash Severance (7)	—	—	—	—	1,050,000	—	1,050,000
Total Amount	$156,636	$156,636	$—	$156,636	$2,256,847	$—	$2,256,847

Mark A. Pytosh
Benefits Continuation	$—	$—	$—	$—	$—	$—	$—
Accelerated Vesting - Phantom Units (8)	203,674	203,674	—	203,674	5,447,583	—	5,447,583
Accelerated Vesting - Incentive Units (6)	126,979	126,979	—	126,979	1,475,852	—	1,475,852
Cash Severance (9)	—	—	—	—	1,337,260	—	1,337,260
Total Amount	$330,653	$330,653	$—	$330,653	$8,260,695	$—	$8,260,695

Melissa M. Buhrig
Benefits Continuation	$—	$—	$—	$—	$—	$—	$—
Accelerated Vesting - Incentive Units (6)	187,702	187,702	—	187,702	2,134,753	—	2,134,753
Cash Severance (9)	—	—	—	—	1,364,184	—	1,364,184
Total Amount	$187,702	$187,702	$—	$187,702	$3,498,937	$—	$3,498,937

Michael H. Wright, Jr.
Benefits Continuation	$—	$—	$—	$—	$—	$—	$—
Accelerated Vesting - Incentive Units (10)	156,636	156,636	—	156,636	1,617,930	—	1,617,930
Cash Severance (7)	—	—	—	—	1,100,000	—	1,100,000
Total Amount	$156,636	$156,636	$—	$156,636	$2,717,930	$—	$2,717,930

(1)Severance payments and benefits in the event of termination without cause or resignation for good reason not in connection with a change in control.
(2)Severance payments and benefits in the event of termination without cause or resignation for good reason in connection with a change in control.
(3)Accrued Amounts represents, as defined in the 2021 Employment Agreement, Mr. Lamp’s earned but unpaid Annual Bonus.
(4)For Mr. Lamp, the accelerated vesting value upon death, disability, or termination without cause or resignation for good reason in connection with a change in control, represents (A) as defined in the 2021 Employment Agreement, the number of any unvested incentive units held as of December 31, 2022, that were granted more than one year prior thereto, multiplied by for incentive units awarded (i) on December 9, 2020, the average closing price for CVR Energy common stock for the 10-trading days preceding December 31, 2022, or $30.85 per share (the “CVI 10-day Average Price”), plus $9.69 in accrued dividends, and (ii) on December 8, 2021, the CVI 10-day Average Price, plus $4.80 in accrued dividends (the “LTIP Payout”), plus (B) for incentive units granted by CVR Energy on or after February 21, 2022, as defined in the award agreement, the number of any unvested incentive units scheduled to vest within twelve months from December 31, 2022, multiplied by the CVI 10-day Average Price. The accelerated vesting value upon resignation for good reason not in connection with a change in control is equal to the LTIP Payout. For the avoidance of doubt, as used herein, the term “LTIP Payout” is calculated as defined in Mr. Lamp’s 2021 Employment Agreement.
(5)For Mr. Lamp, the cash severance amount upon (A) death, disability, or termination without cause or resignation for good reason not in connection with a change in control represents, as defined in the 2021 Employment Agreement, 6-months of Base Salary; and (B) termination without cause or resignation for good reason in connection with a change in control represents, the Incentive Payment. Provided that, in the case of payments upon disability, the 6-months of Base Salary may, in the event CVR Energy secures insurance to cover its obligations, be lower. Additionally, in the case of a termination event on a date other than December 31, Mr. Lamp would also be entitled to a Pro Rata Bonus, as defined in the 2021 Employment Agreement. The terms Pro-Rata Bonus, Base Salary, and Incentive Payment are all as defined in the 2021 Employment Agreement.
(6)For Messrs. Neumann and Pytosh and Ms. Buhrig, the accelerated vesting value upon (A) death, disability, or termination without cause not in connection with a change in control, represents for incentive unit awards granted by CVR Energy on or after February 21, 2022, pursuant to the award agreement, the number of any unvested incentive units scheduled to vest within twelve months from December 31, 2022, multiplied by the CVI 10-day Average Price; and (B) termination without cause or resignation for good reason, both in connection with a change in control represents, pursuant to the CVI Severance Plan, the number of all unvested units outstanding on December 31, 2022, multiplied by, for incentive units awarded by CVR Energy (a) on December 9, 2020, the average closing price for CVR Energy common stock for the 20-trading days preceding December 31, 2022, or $30.93 per share (the “CVI 20-day Average Price”), plus $9.69 in accrued dividends, (b) on December 8, 2021, the CVI 20-day Average Price, plus $4.80 in accrued dividends, and (c) on December 14, 2022, the CVI 20-day Average Price.
(7)For Messrs. Neumann and Wright, cash severance amounts upon termination without cause or resignation for good reason, both in connection with a change in control, include, as defined under the CVI Severance Plan, a lump sum of twelve months’ base pay plus a sum equal to 100% of their current target bonus based on such shorter period of time during which they served as a named executive officer.
(8)For Mr. Pytosh, the accelerated vesting value upon (A) death, disability, or termination without cause not in connection with a change in control, represents for phantom unit awards granted by the Partnership on or after February 21, 2022, pursuant to the award agreement, the number of any unvested phantom units scheduled to vest within twelve months from December 31, 2022, multiplied by the average closing price for Partnership common units for the 10 trading-days preceding December 31, 2022, or $101.82; and (B) termination without cause or resignation for good reason, both in connection with a change in control, represents pursuant to the CVI Severance Plan, the number of all unvested phantom units outstanding on December 31, 2022, multiplied by, for phantom units awarded by the Partnership (i) on December 9, 2020, the average closing price for Partnership common units for the 20 trading-days preceding December 31, 2022, or $106.86 per unit (the “UAN 20-day Average Price”), plus $23.97 in accrued distributions, (ii) on December 8, 2021, the UAN 20-day Average Price plus $19.32 in accrued distributions, and (iii) on December 14, 2022, the UAN 20-day Average Price.
(9)For Mr. Pytosh and Ms. Buhrig, cash severance amounts upon termination without cause or resignation for good reason, both in connection with a change in control include, as defined under the CVI Severance Plan, a lump sum of twelve months’ base pay plus a sum equal to the average of the annual bonuses actually paid during the immediately preceding three calendar years.
(10)For Mr. Wright, the accelerated vesting value upon (A) death, disability, or termination without cause not in connection with a change in control include for incentive unit awards granted by CVR Energy on or after February 21, 2022, pursuant to the award agreement, the number of any unvested incentive units scheduled to vest within twelve months from December 31, 2022, multiplied the CVI 10-day Average Price; and (B) termination without cause or resignation for good reason, both in connection with a change in control represents, pursuant to the CVI Severance Plan, the number of all unvested incentive units awarded by CVR Energy outstanding on December 31, 2022, multiplied by, for incentive units awarded (i) on December 9, 2020, the CVI 20-day Average Price, plus $9.69 in accrued dividends, (ii) on December 8, 2021 and February 16, 2022, the CVI 20-day Average Price, plus $4.80 in accrued dividends, and (iii) on December 14, 2022, the CVI 20-day Average Price.

Pay Ratio

For 2022, to identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our Principal Executive Officer (“PEO”), Mr. Lamp, our President and Chief Executive Officer, we used the following methodology and made the following material assumptions, adjustments, and estimates:
(1)We determined that, as of December 31, 2022, the employee population of the Company and its consolidated subsidiaries consisted of 1,470 individuals, excluding our PEO.
(2)To identify the “median employee” from the employee population, we compared the amount of annual total compensation of such employees for 2022 determined in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, which consisted of salary, bonus, non-equity incentive plan compensation and other compensation. We “annualized” the compensation of our full-time and part-time permanent employees as of December 31, 2022, to adjust for the portion of the year that the employee did not work, if applicable. We did not make any cost-of-living adjustments in identifying the “median employee.”
(3)To identify the annual total compensation of our median employee, we included the elements of such employee’s compensation for 2022 determined in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.

Based on this methodology, we estimate that the ratio of the annual total compensation of our PEO to the median of the annual total compensation of all employees for 2022 was as follows:

Annual total compensation of Median Employee (1)	$133,017
Annual total compensation of PEO (2)	$4,319,683
PEO Pay Ratio	32:1

(1)Excludes our PEO.
(2)Excludes the retroactive payment made in 2022 related to the 2021 Employment Agreement of $1,154.

The totals and pay ratios described above are reasonable estimates calculated in a manner consistent with Item 402(u) of Regulation S-K.

Pay versus Performance

New SEC rules adopted in 2022 require us to disclose the following information regarding named executive officer compensation in relation to certain financial performance information about the Company. The Compensation Committee did not consider the pay versus performance disclosures below when making any of its named executive compensation compensation decisions for any of the years shown.

2022 Pay versus Performance Table

	CEO (1)		Other NEOs (1)		Value of Initial Fixed $100 Investment Based on:		(in millions)
Year	Summary Compensation Table Total for CEO (2)	Compensation “Actually Paid” to CEO (3)	Average Summary Compensation Table Total for Non-CEO Named Executive Officers (2)	Average Compensation “Actually Paid” to Non-CEO Named Executive Officers (3)	Total Shareholder Return (4)	Peer Group Total Shareholder Return (5)	Net Income (Loss) (6)	Adjusted EBITDA (7)
2022	$4,320,837	$7,442,018	$2,041,230	$3,580,373	$106	$134	$644	$1,369
2021	3,910,359	4,626,104	1,330,721	2,353,746	49	73	74	301
2020	3,164,806	1,592,833	1,755,011	1,180,626	39	54	(320)	126

(1)Our principal executive officer for each of the years indicated was our CEO, Mr. Lamp. Our named executive officers other than our CEO (“Other NEOs”) were as follows:

2022	2021	2020
Dane J. Neumann	Dane J. Neumann	Mark A. Pytosh
Mark A. Pytosh	Mark A. Pytosh	Melissa M. Buhrig
Melissa M. Buhrig	Melissa M. Buhrig	Tracy Jackson*
Michael H. Wright, Jr.	C. Douglas Johnson	David Landreth*
Tracy Jackson*
David Landreth*
*    Ms. Jackson resigned in August 2021, and prior to her resignation was the Company’s Executive Vice President and Chief Financial Officer; Mr. Landreth retired in March 2021, and prior to his retirement served as the Company’s Executive Vice President and Chief Commercial Officer.
(2)Reflects, for our CEO, the total compensation reported in the Summary Compensation Table and for the Other NEOs, the average total compensation reported in the Summary Compensation Table in each of the years indicated.
(3)The compensation “actually paid” to our CEO and the average compensation “actually paid” to the Other NEOs in each of the years indicated has been computed in accordance with Item 402(v) of Regulation S-K. These amounts do not represent compensation actually earned, realized, or received by our CEO or the Other NEOs, but instead reflect the adjustments required by Item 402(v) of Regulation S-K to the amounts reported in the Summary Compensation Table for our CEO and the Other NEOs as detailed in the tables below in this note 3:

Compensation “Actually Paid” to CEO and Other NEOs
Year	As Reported in Summary Compensation Table (a)		Equity Award Adjustments					Total Compensation “Actually Paid”
	Total	Stock Awards	Year End Fair Value of Awards Granted During Year and Unvested as of Year End (b)	Year over Year Change in Fair Value of Awards Unvested for Entire Year (c)	Change in Fair Value of Awards that Vest when Granted in a Prior Year (d)	Accrued Distributions Paid at Vesting (e)	Forfeiture of Awards Granted in Prior Year (f)
CEO
2022	$4,320,837	$(1,247,425)	$1,312,770	$1,352,409	$1,035,175	$668,252	$—	$7,442,018
2021	3,910,359	(1,196,795)	1,219,280	191,682	95,625	405,953	—	4,626,104
2020	3,164,806	(2,144,005)	1,999,103	(894,597)	(601,742)	69,268	—	1,592,833
Other NEOs
2022	$2,041,230	$(723,600)	$784,786	$534,193	$538,054	$405,710	$—	$3,580,373
2021	1,330,721	(436,378)	442,793	788,633	445,188	91,482	(308,693)	2,353,746
2020	1,755,011	(1,071,212)	1,110,613	(383,544)	(290,232)	59,990	—	1,180,626

(a)Reflects, for our CEO, the applicable amounts reported in the Summary Compensation Table and for the Other NEOs, the average of the applicable amounts reported in the Summary Compensation Table in each of the years indicated.

(b)Reflects, with respect to our CEO, the fair value and with respect to the Other NEOs, the average of the fair values, as of the end of the covered year of awards granted in the covered year that remained outstanding and unvested (in whole or in part) as of the end of the covered year.
(c)Reflects, with respect to our CEO, the change in fair value and with respect to the Other NEOs, the average change in fair values, from the end of the prior year to the end of the covered year of awards granted in a prior year that remained outstanding and unvested (in whole or in part) as of the end of the covered year.
(d)Reflects, with respect to our CEO, the fair value, and with respect to the Other NEOs, the average of the fair values, as of the day awards became vested in the covered year, when such awards were also granted in the covered year.
(e)Reflects, with respect to our CEO, the value, and with respect to the Other NEOs, the average value of accrued distributions paid on the date awards become vested.
(f)Reflects, with respect to our CEO, the fair value, and with respect to the Other NEOs, the average of the fair values, as of the end of the prior year of awards that failed to vest and were forfeited in the covered year.
(4)For each covered year, represents the cumulative total stockholder return on an initial fixed $100 investment in CVR Energy common stock from December 31, 2019 through December 31 of each covered year.
(5)The “Peer Group TSR” set forth in this table utilizes a custom group of peer companies, which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report on Form 10-K for the year ended December 31, 2022. This “Peer Group” is comprised of Delek US Holdings, Inc. (NYSE: DK); HF Sinclair Corporation (formerly known as HollyFrontier Corporation) (NYSE: DINO); Marathon Petroleum Corp. (NYSE: MPC); Par Pacific Holdings, Inc. (NYSE: PARR); PBF Energy Inc. (NYSE: PBF); and Valero Energy Corporation (NYSE: VLO). For each covered year, represents the cumulative total stockholder return on an initial fixed $100 investment in the Peer Group from December 31, 2019 through December 31 of each covered year.
(6)Represents the amount of Net Income (Loss) reflected in our consolidated financial statements for each covered year.
(7)The Company determined Adjusted EBITDA to be the most important financial performance measure used to link Company performance to compensation “actually paid” to our CEO and the Other NEOs in 2022. Adjusted EBITDA is a non-GAAP financial measure. For an explanation of how we use Adjusted EBITDA and a reconciliation, please see “Non-GAAP Reconciliations” in Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Annual Report. This performance measure may not have been the most important financial performance measure for years 2021 and 2020, and we may determine a different financial performance measure to be the most important financial performance measure in future years.

2022 Pay Versus Performance Relationships

The following graphical comparisons illustrate the relationships of the compensation “actually paid” to the CEO and the average compensation “actually paid” to the Other NEOs to (i) CVR Energy’s TSR and the Peer Group TSR, (ii) CVR Energy’s net income, and (iii) Adjusted EBITDA.

Compensation Actually Paid versus CVR Energy TSR and Peer Group TSR

$8,000,000
$6,000,000
$4,000,000
$2,000,000
$0
Compensation Actually Paid
$200
$150
$100
$50
$0
Total Shareholder Return
2020
2021
2022
CEO Actually Paid
Other NEOs Actually Paid
CVR Energy TSR
Peer Group TSR

Compensation Actually Paid versus Net Income (Loss)
Compensation Actually Paid
$8,000,000
$6,000,000
$4,000,000
$2,000,000
$0
Net Income (Loss) (in millions)
$750
$500
$250
$0
$(250)
$(500)
2020
2021
2022
CEO Actually Paid
Other NEOs Actually Paid
Net Income (Loss)

Compensation Actually Paid versus Adjusted EBITDA
$8,000,000
$6,000,000
$4,000,000
$2,000,000
$0
Compensation Actually Paid
$1,500
$1,000
$500
$0
Adjusted EBITDA (in millions)
2020
2021
2022
CEO Actually Paid
Other NEOs Actually Paid
Adjusted EBITDA

Tabular List of Most Important Financial Performance Measures

The table below contains an unranked list of the most important financial performance measures we use to link executive compensation “actually paid” to performance.

Adjusted EBITDA
TSR
Operational Reliability

PROPOSAL 2
Advisory Vote on Named Executive Officer Compensation
(“Say-on-Pay”)

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF OUR
NAMED EXECUTIVE OFFICER COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are asking stockholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed under “Compensation Discussion and Analysis,” the Summary Compensation Table, and the related compensation tables, notes, and narratives in this Proxy Statement.

Recommendation of the Board

As described in the “Compensation Discussion and Analysis” section of this Proxy Statement, our Compensation Committee has established executive compensation programs that are based on our pay-for-performance philosophy designed primarily with the following goals in mind:

•Aligning named executive officer and stockholder interests,
•Attracting and retaining quality leadership; and
•Supporting a pay-for-performance philosophy.

Please read the “Compensation Discussion and Analysis” contained herein, along with the Summary Compensation Table and the related compensation tables, notes, and narratives, which describes in greater detail our compensation philosophy and programs, as well as detailed information on the compensation of our named executive officers. The Board recommends you approve the following resolution:

“RESOLVED, that the compensation paid to our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including in the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby APPROVED.”

Vote Required

Please indicate your vote “FOR” or “AGAINST” the foregoing resolution approving the compensation paid to our named executive officers for 2022, or you may choose to “ABSTAIN” from voting on this issue. If you “ABSTAIN” from voting with respect to this Proposal 2, it has the same effect as a vote “AGAINST” the proposal. The option that receives the affirmative vote of a majority of the votes present in person or by proxy and entitled to vote at the Annual Meeting will be approved on an advisory basis.

Advisory Vote

This vote is advisory, and will not be binding on the Company, our Board or our Compensation Committee. Although this vote is advisory and non-binding, the Compensation Committee values your opinion and expects to consider the voting results when making future decisions on named executive officer compensation. Subject to the outcome of the stockholder vote on Proposal 3, we currently intend to conduct advisory votes on named executive compensation annually.

PROPOSAL 3
Advisory Recommendation on the Frequency of Future Say-on-Pay Voting
(“Say-on-Pay Frequency”)

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR EVERY “1 YEAR ” AS THE FREQUENCY WITH WHICH STOCKHOLDERS ARE ASKED TO PROVIDE APPROVAL, ON AN ADVISORY BASIS, OF SAY-ON-PAY.

Section 14A of the Exchange Act, as amended by the Dodd-Frank Act, requires us, not less frequently than once every six years, to provide our stockholders the opportunity to vote on a non-binding, advisory basis regarding whether a stockholder Say-on-Pay vote with respect to the compensation of our named executive officers should be held every one, two or three years. Accordingly, under this Proposal 3, we are asking stockholders to recommend whether the Say-on-Pay vote on executive compensation should occur every one, two, or three years.

Recommendation of the Board

After careful consideration, our Board has determined that a Say-on-Pay advisory vote on executive compensation that occurs every year is the most appropriate alternative for our Company, as it allows our stockholders to have a formal mechanism to provide the Company with input on executive compensation on a consistent basis. Therefore, the Board recommends that you recommend a Say-on-Pay advisory vote occur every year (“1 YEAR”).

Vote Required

Please indicate your recommendation on the frequency of the submission of future Say-on-Pay votes to stockholders as every “1 YEAR”, “2 YEARS” or “3 YEARS”, or you may choose to “ABSTAIN” from voting on this issue.

The option of every “1 YEAR”, “2 YEARS” or “3 YEARS” that receives the affirmative vote of a majority of the votes present in person or by proxy and entitled to vote at the Annual Meeting will be the frequency of the submission of future Say-on-Pay votes selected by stockholders. In the event that no option receives the affirmative vote of a majority of the votes present in person or by proxy and entitled to vote at the Annual Meeting, the Company will consider the option that receives the most votes to be the option selected by stockholders.

Advisory Vote

This vote is advisory, and will not be binding on the Company, our Board or our Compensation Committee. Although our Board will carefully consider the voting results, it may ultimately decide that it is in the best interests of our stockholders and the Company to hold a Say-on-Pay vote on a frequency different than the option recommended by our stockholders.

AUDIT COMMITTEE REPORT

During 2022, the Audit Committee consisted of Messrs. Jaffrey A. Firestone, Stephen A. Mongillo, and James M. Strock, each of whom was affirmatively determined by our Board to be “independent” and “financially literate” under the rules and regulations of the NYSE and the SEC, as applicable. The Audit Committee is led by its Chairman, Mr. Mongillo, who has been affirmatively determined by our Board to be an “audit committee financial expert” under the requirements of the NYSE. Among other matters, the Audit Committee oversees:
•Management’s preparation, presentation, and integrity of our financial statements, accounting and financial reporting principles, and the establishment and effectiveness of internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations; and
•The independent audit of the Company’s consolidated financial statements by its independent registered public accounting firm, Grant Thornton LLP (“Grant Thornton”), which is responsible for performing the audit in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”); opining whether the financial statements fairly present, in all material respects, the financial position, results of operations, and cash flows of the Company in conformity with generally accepted accounting principles (“GAAP”); and auditing the effectiveness of internal control over financial reporting.

However, the Audit Committee is not providing any expert or special assurance as to the Company’s financial statements or any professional certification as to the independent auditors’ work, and relies without independent verification on the information provided to it and on the representations by management and Grant Thornton.

The Audit Committee conducted four meetings during 2022, and also held informal meetings with management, the internal auditors, and Grant Thornton during 2022. Among other matters, the Audit Committee:
•Discussed with the Company’s internal auditors and Grant Thornton the overall scope and plans for their respective audits and the results of their examinations and evaluations of the Company’s internal controls;
•Reviewed and discussed the audited consolidated financial statements contained in the Company’s 2022 Annual Report and matters related to Section 404 of the Sarbanes-Oxley Act with management and Grant Thornton and received the opinion of both that the Company prepared its consolidated financial statements in accordance with GAAP;
•Discussed with Grant Thornton its independence and matters required to be discussed with the audit committees under GAAP including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements and the matters required to be discussed by Auditing Standard No. 16 (codified as Auditing Standard No. 1301) “Communication with Audit Committees”, as amended, supplemented or superseded, as adopted by the PCAOB;
•Received the written disclosures and letter from Grant Thornton required by applicable requirements of PCAOB Rule 3526 regarding the independent auditor’s communications with the Audit Committee concerning independence and the advice of Grant Thornton that neither it nor any of its members has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries; and
•Reviewed the audit and non-audit services performed by and the amount of fees paid for such services to Grant Thornton and considered whether Grant Thornton’s provision of services to the Company beyond those rendered in connection with its audit and reviews of the Company’s consolidated financial statements was compatible with maintaining its independence.

Based on the foregoing review, discussions, and other matters the Audit Committee deemed relevant and appropriate, the Audit Committee recommended to the Board that the audited financial statements of the Company be included in its 2022 Annual Report filed with the SEC. The Audit Committee also approved the engagement of Grant Thornton as the Company’s independent auditors for 2022. This report is respectfully submitted by the Audit Committee.

Audit Committee

Stephen Mongillo, Chairman
Jaffrey A. Firestone
James M. Strock

April 19, 2023

FEES PAID TO THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table presents fees billed by Grant Thornton to the Company and its subsidiaries for professional services and other services in the following categories and amounts for the fiscal years ended December 31, 2022 and 2021:

	2022	2021
Audit Fees (1)	$2,223,507	$2,053,746
Audit-Related Fees (2)	22,086	32,086
Tax Fees	—	—
All Other Fees (3)	—	55,736
Total Fees Billed	$2,245,593	$2,141,568

(1)Audit Fees consist of fees for the audit of the Company’s consolidated annual financial statements filed with the SEC, quarterly reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, attestation of management’s assessment of internal control as required by Section 404 of the Sarbanes-Oxley Act, and consents and consultations on financial accounting and reporting standards arising during the course of audits, reviews, and filings. In addition, these amounts include fees for the annual audit and quarterly reviews of the Company’s affiliate, CVR Partners.
(2)Audit-Related Fees consist of fees for agreed upon procedures performed for statutory reporting and benefit plan audits.
(3)All Other Fees consist of fees for consultations on matters arising outside the course of audits, reviews, filings, and agreed upon procedures performed for statutory reporting and benefit plan audits.

The Audit Committee has considered whether the non-audit services provided by Grant Thornton were compatible with maintaining Grant Thornton’s independence and has determined that the nature and substance of the limited non-audit services did not impair the status of Grant Thornton as the Company’s independent registered public accounting firm during the firm’s appointment as the Company’s independent auditor.

Audit Committee’s Pre-Approval Policies and Procedures

All of the services performed by the independent auditor in 2022 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee. Our Audit Committee charter, among other things, requires the Audit Committee to approve in advance all audit and permitted non-audit services provided by our independent registered public accounting firm and also requires the Audit Committee to establish periodically and to approve in advance the fee levels for all services performed by the independent auditor. The Audit Committee has also authorized any Audit Committee member to pre-approve audit, audit-related, tax, and other non-audit services up to $100,000, provided that the committee member shall timely report to the full committee each specific service pre-approved by them with copies of all supporting documentation.

PROPOSAL 4
Ratification of the Appointment of Auditors

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2023.

Our Audit Committee is responsible for appointing, replacing, compensating and overseeing the work of our independent auditor. Grant Thornton LLP, has served as the Company’s independent registered public accounting firm since August 2013. See “Audit Committee Report” above for further information.

Recommendation of the Board

The Audit Committee has approved the appointment of Grant Thornton LLP as the independent registered public accounting firm to examine the Company’s financial statements for 2023. The Board has directed that this appointment be submitted to our stockholders for ratification at the Annual Meeting. A representative of Grant Thornton LLP is expected to be in attendance at the Annual Meeting.

Vote Required

Please indicate your vote “FOR” or “AGAINST” the ratification of Grant Thornton LLP as the Company’s independent registered public accounting firm for 2023, or you may choose to “ABSTAIN” from voting on this issue. If you “ABSTAIN” from voting with respect to this Proposal 4, it has the same effect as a vote “AGAINST” the proposal. The option that receives the affirmative vote of a majority of the votes present in person or by proxy and entitled to vote at the Annual Meeting will be approved. The persons named in the accompanying proxy will vote in accordance with the choice specified thereon, or, if no choice is properly indicated, in favor of the ratification of Grant Thornton LLP as the independent registered public accounting firm for the Company.

EQUITY COMPENSATION PLANS

The table below contains information about securities authorized for issuance under the CVI LTIP or as otherwise approved by the Compensation Committee as of December 31, 2022. The CVI LTIP was initially approved by our stockholders in October 2007 and re-approved by our stockholders in June 2014 and June 2017.

Equity Compensation Plan Information (1)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in (a)) (c)
Equity compensation plans approved by security holders:
CVR Energy, Inc. Long Term Incentive Plan	—	$—	6,787,341	(2)
Equity compensation plans not approved by security holders:
None	—	—	—
Total	—	$—	6,787,341

(1)As of December 31, 2022, there are no outstanding awards under the CVI LTIP, and the only incentive unit awards outstanding and unvested are to be settled in cash and are issued in connection with, and not under, the CVI LTIP.
(2)Represents shares of common stock that remain available for future issuance pursuant to the CVI LTIP in connection with awards of stock options, non-vested restricted shares, restricted stock units, stock appreciation rights, dividend equivalent rights, share awards, and performance awards.

SECURITIES OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND OFFICERS AND DIRECTORS

The following table presents information regarding beneficial ownership of our common stock as of the Record Date, unless otherwise noted, by:
•each of our current directors and nominees for director;
•each of our named executive officers;
•each stockholder known by us to beneficially hold five percent or more of our common stock; and
•all of our named executive officers and directors as a group.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Unless indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned by them, subject to community property laws where applicable. Except as otherwise indicated, the business address for each of the beneficial owners listed in the table is c/o CVR Energy, Inc., 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479.

Beneficial Owner Name	Shares Beneficially Owned
	Number	Percent (1)
Carl C. Icahn (2)	71,198,718	70.8%
Jaffrey A. Firestone	—	—
Hunter C. Gary	—	—
David L. Lamp	—	—
Stephen Mongillo	—	—
Ted Papapostolou	—	—
James M. Strock	—	—
Melissa M. Buhrig	—	—
Dane J. Neumann	—	—
Mark A. Pytosh	—	—
Michael H. Wright, Jr.	—	—
All directors and named executive officers, as a group (10 persons)	—	—

(1)Percentage based upon 100,530,599 shares of common stock outstanding as of March 31, 2022.
(2)The following disclosures are based on a Schedule 13D/A filed with the SEC on August 1, 2018 by IEP Energy LLC (“IEP Energy”), IEP Energy Holding LLC, American Entertainment Properties Corp. (“AEP”), Icahn Building LLC, Icahn Enterprises Holdings L.P. (“Icahn Enterprises Holdings”), Icahn Enterprises G.P. Inc. (“Icahn Enterprises GP”), Beckton Corp. (“Beckton”) and Carl C. Icahn (collectively, the “Icahn Reporting Persons”): (a) The principal business address of each of (i) IEP Energy, IEP Energy Holding LLC, AEP, Icahn Building LLC, Icahn Enterprises Holdings, Icahn Enterprises GP and Beckton is White Plains Plaza, 445 Hamilton Avenue - Suite 1210, White Plains, NY 10601 and (ii) Mr. Icahn is c/o Icahn Associates Holding LLC, 767 Fifth Avenue, 47th Floor, New York, NY 10153. According to the filing, IEP Energy has sole voting power and sole dispositive power with regard to 71,198,718 shares. Each of IEP Energy Holding LLC, AEP, Icahn Building LLC, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Carl C. Icahn has shared voting power and shared dispositive power with regard to such shares. (b) According to the filing, each of IEP Energy Holding LLC, AEP, Icahn Building LLC, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Carl C. Icahn, by virtue of their relationships to IEP, may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Exchange Act) the shares which IEP Energy directly beneficially owns. Each of IEP Energy Holding LLC, AEP, Icahn Building LLC, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Carl C. Icahn disclaims beneficial ownership of such shares for all other purposes.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our executive officers and directors and each person who owns more than 10% of our outstanding common stock, to file reports of their stock ownership and changes in their ownership of our common stock with the SEC and the NYSE. These same people must also furnish us with copies of these reports and representations made to us that no other reports were required. We have performed a general review of such reports and amendments thereto filed in 2022. Based solely on our review of the copies of such reports furnished to us or such representations, as appropriate, to our knowledge, all of our executive officers and directors, and other persons who owned more than 10% of our outstanding common stock, other than Jeffrey D. Conaway and Michael H. Wright, Jr., each of whom was late in filing one Form 4 involving the vesting of a long-term incentive award in 2022 that was granted prior to their service as executive officers, complied with the reporting requirements of Section 16(a) during 2022.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

This section describes related party transactions between the Company and its directors, executive officers, and 5% stockholders (and entities controlled by such persons, including CVR Partners) that occurred during the year ended December 31, 2022.

Transactions with IEP and its Affiliates

As of December 31, 2022, IEP and its affiliates owned approximately 70.8% of our common shares outstanding.

Transactions with Other Affiliates

Enable Pipeline Joint Venture

Through our subsidiaries, we own a 40% interest in a joint venture (the “Enable JV”), which operates a 12-inch 26-mile crude oil pipeline with a capacity of approximately 20,000 barrels per day that is connected to the Wynnewood Refinery. As of December 2021, the remaining 60% interest in the Enable JV is owned by a subsidiary of Energy Transfer LP, which also serves as the operator of the pipeline owned by the Enable JV.

Through our subsidiaries, we are party to a transportation agreement, effective September 19, 2016, as part of the Enable JV for an initial term of 20 years under which Enable provides transportation services for crude oil purchased within a defined geographic area. Additionally, we entered into a terminalling services agreement, effective September 19, 2016, with the Enable JV under which we receive access to Enable JV’s terminal in Lawrence, Oklahoma to unload and pump crude oil into Enable JV’s pipeline for an initial term of 20 years. For the year ended December 31, 2022, we incurred costs of $10 million under the transportation agreement with Enable. As of December 31, 2022, the Consolidated Balance Sheets of the Company included a liability of $1 million to Enable South Central Pipeline, LLC.

Midway Joint Venture

Through our subsidiaries, we own a 50% interest in a joint venture (the “Midway JV”), which operates a 16-inch 99-mile crude oil pipeline with a capacity of approximately 131,000 barrels per day which connects the Coffeyville, Kansas refinery to the Cushing, Oklahoma oil hub. The remaining 50% interest in Midway JV is owned by Plains Pipeline, L.P., which also serves as the operator of the pipeline. For the year ended December 31, 2022, we incurred costs of $22 million from crude oil transportation services incurred on the pipeline owned by the Midway JV, through Vitol, Inc. as the intermediary purchasing agent.

Transactions with CVR Partners

Background

Prior to our initial public offering, we created and transferred our nitrogen fertilizer business to CVR Partners, and in April 2011, CVR Partners consummated its initial public offering. To effectuate CVR Partners’ initial public offering, the general and limited partners of CVR Partners entered into a new limited partnership agreement, and CVR Energy entered into a series of new agreements, and amended and restated certain of our existing intercompany agreements with CVR Partners and Coffeyville Resources Nitrogen Fertilizers, LLC (“CRNF”). These agreements were not the result of arm’s-length negotiations and the terms of these agreements are not necessarily at least as favorable to the parties to these agreements as terms which could have been obtained from unaffiliated third parties.

Omnibus Agreement

We are party to an omnibus agreement with CVR Partners and its general partner, pursuant to which CVR Partners has agreed that we will have a preferential right to acquire any assets or group of assets that do not constitute assets used in a fertilizer restricted business. In determining whether to exercise any preferential right under the omnibus agreement, we may act in our sole discretion, without any fiduciary obligation to CVR Partners or its unitholders whatsoever. These obligations will continue so long as we own at least 50% of CVR Partners’ general partner. There was no activity reported under this agreement during the year ended December 31, 2022.

Coffeyville MSA

Effective January 1, 2020, our Audit Committee and the Conflicts Committee of the board of directors of the general partner of CVR Partners approved, and our indirect subsidiary, Coffeyville Resources Refining & Marketing, LLC (“CRRM”) and CRNF, a subsidiary of CVR Partners, entered into, the Coffeyville Master Service Agreement (the “Coffeyville MSA”), which is comprised of various supply and service agreements. The Coffeyville MSA provides for monthly payments, subject to netting, for all goods and services supplied under the Coffeyville MSA. The Coffeyville MSA will continue in effect until terminated in writing, in whole or in part, by either party, or until terminated automatically in the event a party falls out of common control with the other party. The Coffeyville MSA provides the following services:

•Cross Easements - Both CRRM and CRNF can access and utilize each other’s land in certain circumstances in order to operate their respective businesses.

•Hydrogen Purchase and Sale - CRRM agrees to sell and deliver a committed hydrogen volume of 90,000 mscf per month to CRNF and CRNF agrees to purchase and receive the committed volume. CRNF also has the option to purchase excess volume from CRRM, if available.

•Raw Water and Facilities Sharing - CRRM and CRNF are each owners of an undivided one-half interest in and to certain water rights and agree to (i) allocate raw water resources between our Coffeyville Refinery and CVR Partners’ Coffeyville nitrogen fertilizer facility (“Coffeyville Fertilizer Facility”) and (ii) provide for the management of the water intake system which draws raw water from the Verdigris River for both our Coffeyville Refinery and the Coffeyville Fertilizer Facility.

•Pet Coke Supply - CRRM sells pet coke to CRNF for its Coffeyville Fertilizer Facility, and in connection with such commitment, CRRM must deliver, and CRNF must purchase, during each calendar year an annual required amount of pet coke equal to the lesser of (i) 100 percent of the pet coke or (ii) 500,000 tons of pet coke. If during a calendar month, more than 41,667 tons of pet coke is produced and available for purchase, then CRNF has the option to purchase the excess at the purchase price provided for in the agreement. If the option is declined, CRRM may sell the excess to a third-party.

•Feedstock and Shared Services - CRRM and CRNF provide feedstock and other services to one another. These feedstocks and services are utilized in the respective production processes of our Coffeyville Refinery and the Coffeyville Fertilizer Facility. Feedstocks provided under the agreement include, among others, hydrogen, high-pressure steam, nitrogen, instrument air, oxygen, and natural gas.

•Lease - CRNF leases certain office and laboratory space from CRRM.

In February 2023, CRRM assigned its interests in the Coffeyville MSA to affiliates, which are newly formed, indirect wholly-owned subsidiaries of CVR Energy, following consent to such assignment by CRNF.

For the year ended December 31, 2022, net payments from CRNF to CRRM pursuant to the Coffeyville MSA were approximately $24 million. As of December 31, 2022, CVR Partners’ Consolidated Balance Sheets reflected a net payable of $3 million due to CVR Energy.

Corporate MSA

Also effective January 1, 2020, our Audit Committee and the Conflicts Committee of the general partner of CVR Partners approved, and our indirect, wholly owned subsidiary, CVR Services, LLC (“CVR Services”) and certain other of our subsidiaries on the one hand, and CVR Partners, its general partner, and its subsidiaries on the other hand, entered into, the Corporate MSA, which is comprised of various management and service agreements. The Corporate MSA provides for payment by each service recipient under the Corporate MSA of a monthly fee for goods and services supplied under the Corporate MSA, subject to netting and an annual true up, as well as pass-through of any direct costs incurred on behalf of a service recipient without markup.

Under the Corporate MSA, CVR Services provides the service recipients, certain management and other professional services, including the following, among others:

•services from CVR Services’ employees in capacities equivalent to the capacities of corporate executive officers, except that those who serve in such capacities under the agreement will serve CVR Partners on a shared, part-time basis only, unless CVR Partners and CVR Services agree otherwise;
•administrative and professional services, including legal, accounting, Sarbanes-Oxley compliance, financial reporting, human resources, information technology, communications, insurance, tax, credit, finance, corporate compliance, enterprise risk management, consulting, and government and regulatory affairs;
•recommendations on capital raising activities, including the issuance of debt or equity interests, the entry into credit facilities, and other capital market transactions;
•managing or overseeing litigation and administrative or regulatory proceedings, investigations and other reviews in the ordinary course of business or operations, establishing appropriate insurance policies for the service recipients, and providing safety and environmental advice;
•managing or providing advice for other projects, including acquisitions; and
•permitting the use of the CVR Energy and CVR Partners trademarks at no cost.

On April 12, 2022, the Corporate MSA was amended to add certain additional Company affiliates as service recipients. For the year ended December 31, 2022, net payments from CVR Partners’ subsidiaries to CVR Services pursuant to the Corporate MSA were approximately $32 million. As of December 31, 2022, CVR Partners’ Consolidated Balance Sheets reflected a net payable of $1 million due to CVR Services.

Environmental Agreement

CRRM is a party to an environmental agreement (the “Environmental Agreement”) with CRNF which provides for certain indemnification and access rights in connection with environmental matters affecting our Coffeyville Refinery and CRNF’s Coffeyville Fertilizer Facility. To the extent that liability arises from environmental contamination that is caused by CRRM but is also commingled with environmental contamination caused by CRNF’s Coffeyville Fertilizer Facility, CRRM may elect, in its sole discretion and at its own cost and expense, to perform government mandated environmental activities relating to such liability, subject to certain conditions and provided that CRRM will not waive any rights to indemnification or compensation otherwise provided for in the agreement. No liability under this agreement was recorded as of December 31, 2021.

In February 2023, CRRM assigned its interests in the Environmental Agreement to an affiliate, which is a newly formed, indirect wholly-owned subsidiary of CVR Energy, following consent to such assignment by CRNF.

Terminal and Operating Agreement

Coffeyville Resources Terminal, LLC, one of our indirect wholly owned subsidiaries (“CRT”), entered into a lease and operating agreement (“Terminal Agreement”) with CRNF, the owner of the Coffeyville Fertilizer Facility, under which CRNF leases the premises located at Phillipsburg, Kansas to be utilized as a UAN terminal. The initial term of the Terminal Agreement will expire in May 2032, provided, however, CRNF may terminate the agreement at any time during the initial term by providing 180 days prior written notice. In addition, the Terminal Agreement will automatically renew for successive five-year terms, provided that CRNF may terminate the agreement during any renewal term with at least 180 days written notice. Under the terms of the Terminal Agreement, CRNF pays CRT $1.00 per year for rent, $4.00 per ton of UAN placed into the terminal, and $4.00 per ton of UAN taken out of the terminal. For the year ended December 31, 2022, the aggregate amount of payments made by CRNF to CRT under the Terminal Agreement was nominal.

CVR Partners Amended and Restated Registration Rights Agreement

CVR Partners entered into an amended and restated registration rights agreement (the “Registration Rights Agreement”) with CVR Services, pursuant to which CVR Partners may be required to register the sale of CVR Partners common units that CVR Services holds. Under the Registration Rights Agreement, CVR Services has the right to request that CVR Partners register the sale of common units held by CVR Services on six occasions, including requiring CVR Partners to make available shelf registration statements permitting sales of common units into the market from time to time over an extended period. In addition, CVR Services and its permitted transferees have the ability to exercise certain piggyback registration rights with respect to their securities if CVR Partners elects to register any of its equity interests. The Registration Rights Agreement also includes provisions dealing with holdback agreements, indemnification and contribution, and allocation of expenses. All CVR Partners common units held by CVR Services and any permitted transferee will be entitled to these registration rights, except that the demand registration rights may only be transferred in whole and not in part.

Related Party Transaction Policy

Our Board has adopted a Related Party Transaction Policy, which is designed to monitor and ensure the proper review, approval, ratification, and disclosure of our related party transactions. This policy applies to any transaction, arrangement, or relationship (or any series of similar transactions, arrangements, or relationships) in which we were, are, or will be a participant and the amount involved exceeds $120,000, and in which any related party had, has, or will have a direct or indirect material interest. The Audit Committee must review, approve, and ratify a related party transaction if such transaction is consistent with the Related Party Transaction Policy and is on terms, taken as a whole, which the Audit Committee believes are no less favorable to us than could be obtained in an arm’s-length transaction with an unrelated third-party, unless the Audit Committee otherwise determines the transaction is not in our best interests. Any related party transaction or modification of such transaction that our Board has approved or ratified by the affirmative vote of a majority of directors who do not have a direct or indirect material interest in such transaction does not need to be approved or ratified by our Audit Committee. In addition, related party transactions involving compensation will be approved by our Compensation Committee in lieu of our Audit Committee.

In addition, the charter for the Audit Committee provides that the Audit Committee will review, approve, and ratify transactions in which a potential conflict of interest exists or arises between the Company or any of its subsidiaries (including the general partner of CVR Partners acting on its own behalf and not on behalf of CVR Partners), on the one hand, and CVR Partners or any of its subsidiaries, on the other hand.

2024 STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

In accordance with our By-Laws, to be considered for inclusion in our Proxy Statement for the 2024 Annual Meeting of Stockholders, stockholder proposals must be received by our Secretary at the address below no later than the close of business on December 21, 2023. Such proposals must meet the requirements set forth in our By-Laws and must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

For a stockholder proposal that is intended to be presented at an annual meeting but not presented to us for inclusion in our Proxy Statement under Rule 14a-8, or to nominate an individual for election at our annual meeting for 2024, in general, the stockholder’s notice must be received by the Secretary no earlier than February 2, 2024 and no later than March 3, 2024 and meet the requirements set forth in our By-Laws. However, if the date of our 2024 Annual Meeting of Stockholders is held more than 30 days before or after June 1, 2024, then the stockholder’s notice, in order to be considered timely, must be received by the Secretary no later than the later of the close of business on the 90th day prior to such annual meeting or the tenth day following the day on which notice of the date of the 2024 annual meeting was mailed or public disclosure of such date was made.

Stockholders can suggest director candidates for consideration by writing to the attention of the General Counsel and Secretary at the address below. Stockholders should provide the candidate’s name, biographical data, qualifications, and the candidate’s written consent to being named as a nominee in our proxy statement and to serve as a director, if elected. Stockholders should also include the information that would be required to be disclosed in the solicitation of proxies for election of directors under the federal securities laws. The Board may require any nominee to furnish any other information, within reason, that may be needed to determine the eligibility of the candidate. See “Corporate Governance - Identifying and Evaluating Nominees for Directors” above. In addition to satisfying the foregoing requirements under our By-Laws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 2, 2024. However, if the date of our 2024 Annual Meeting of Stockholders is held more than 30 days before or after June 1, 2024, then the notice must be provided by the later of 60 calendar days prior to the date of the annual meeting or the 10th calendar day following the day on which public announcement of the date of the annual meeting is first made.

If the number of directors to be elected at the 2024 Annual Meeting will be increased and there is no public announcement naming the nominees for the additional directorships prior to February 22, 2024, a stockholder’s notice will be considered timely with respect to the nominees for the additional directorships if it is received by the Secretary no later than the close of business on the tenth day after the day on which such public announcement is first made.

Proponents must submit stockholder proposals and recommendations for nomination as a director in writing to the following address:
CVR Energy, Inc.
2277 Plaza Drive, Suite 500
Sugar Land, Texas 77479
Attention: General Counsel & Secretary

The General Counsel and Secretary will forward the proposals and recommendations to the Governance Committee for consideration. We reserve the right to reject, rule out of order, or take other appropriate actions with respect to any proposal or nomination that does not comply with the procedures described above and other applicable requirements. In addition, a proxy may confer discretionary authority to vote on any matter at a meeting if we do not receive notice of the matter within the time frames described above.

CVR Energy®

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. EDT on May 31, 2023. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/CVI2023**

You may attend the Annual Meeting via the Internet and vote during the Annual Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

If you encounter any difficulties accessing the virtual Annual Meeting, please call the number that will be posted on the virtual Annual Meeting login page.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. EDT on May 31, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V09296-P86988

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CVR ENERGY, INC.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE "FOR ALL" NOMINEES LISTED IN PROPOSAL 1:

	For All	Withhold All	For All Except
1. To elect six directors for terms of one year each, to serve until their successors have been duly elected and qualified.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Jaffrey A. Firestone
02) Hunter C. Gary
03) David L. Lamp
04) Stephen Mongillo
05) Ted Papapostolou
06) James M. Strock

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE "FOR" PROPOSALS 2 AND 4, AND VOTE "1 YEAR" FOR PROPOSAL 3:

	For	Against	Abstain
2. To approve, by a non-binding advisory vote, our named executive officer compensation ("Say-on-Pay").	☐	☐	☐

	1 Year	2 Years	3 Years	Abstain
3. To recommend, by a non-binding advisory vote, the frequency of future advisory votes on our named executive officer compensation ("Say-on-Pay Frequency").	☐	☐	☐	☐

	For	Against	Abstain
4. To ratify the appointment of Grant Thornton LLP as CVR Energy's independent registered public accounting firm for 2023.	☐	☐	☐

NOTE: Such other matters as may properly come before the meeting or any adjournments or postponements thereof will be voted on by the proxy holders in their discretion.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Report on Form 10-K and Notice and Proxy Statement are available at www.proxyvote.com.

V09297-P86988

CVR ENERGY, INC.
2023 ANNUAL MEETING OF STOCKHOLDERS
JUNE 1, 2023, 10:00 AM (CDT)
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Dane J. Neumann, Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary, and Melissa M. Buhrig, Executive Vice President, General Counsel and Secretary, and each or any of them, with full power of substitution and revocation, to vote as proxies for the undersigned as herein stated at the 2023 Annual Meeting of Stockholders of CVR Energy, Inc. (the "Company") to be held via live webcast at www.virtualshareholdermeeting.com/CVI2023 on Thursday, June 1, 2023 at 10:00 a.m. (CDT), and at any adjournments or postponements thereof, according to the number of votes the undersigned would be entitled to vote if personally present, on the proposals set forth on the reverse hereof and in accordance with their discretion on any other matters that may properly come before the meeting or any adjournments or postponements thereof. The undersigned hereby acknowledges receipt of the Important Notice Regarding the Availability of Proxy Materials.

IF THIS PROXY IS RETURNED WITHOUT DIRECTION BEING GIVEN, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS OF THE COMPANY.

Continued and to be signed on reverse side